PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 13, 2002)

                              U.S. $11,478,000,000

                                     [LOGO]

                                 CIT GROUP INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                        GLOBAL MEDIUM-TERM NOTE PROGRAM
                              DUE 9 MONTHS OR MORE
                               FROM DATE OF ISSUE

                                 TERMS OF NOTES

   We may offer notes at one or more times up to an aggregate initial offering price of U.S. $11,478,000,000 under our Global Medium-Term Note Program. A pricing supplement will reflect the specific terms of the notes. The following are the terms or possible terms of the notes.

 The notes will mature 9 months or later from the date they are issued.

 The notes may be issued as 'Senior Notes' or 'Senior Subordinated Notes.'

 The interest rate on the notes may be fixed or floating. Floating rate interest will be based on:

    CD Rate

    CMT Rate

    Commercial Paper Rate

    11th District Cost of Funds Rate

    Federal Funds Rate

    LIBOR

    Prime Rate

    Treasury Rate

    Any other rate specified in a pricing supplement

    Adjustments to the rate by the Spread and/or Spread Multiplier

 We may issue notes whose interest rate or interest rate formula may be adjusted on specific dates.

 Fixed rate interest is payable on January 15 and July 15, generally, accruing from the date we issue the notes.

 Floating rate interest is payable as stated in the pricing supplement.

 Global securities are held by The Depository Trust Company, generally.

 We may issue one or more notes that are denominated in a currency or currency unit (the 'Specified Currency') other than U.S. dollars. For more details, see 'Risk Factors -- Risks Related to Notes Indexed to or Denominated in Foreign Currencies' and 'Special Provisions Relating to Foreign Currency Notes.'

 We may issue notes at a discount from the principal amount payable at the maturity of the notes.

 We may issue notes that do not pay periodic interest.

 For more details, see 'Description of the Notes' in this prospectus supplement, 'Description of Debt Securities' in the prospectus, and the pricing or other supplements.

 Pricing or other supplements may alter the note terms described above.

                              TERMS OF SALE

 Unless the pricing supplement specifies otherwise, we would receive between U.S. $11,391,915,000 and U.S. $11,474,556,600, or the equivalent thereof in other currencies, of the proceeds from the sale of all of the notes offered by this prospectus supplement, before expenses, after paying the Agents commissions at rates ranging between 0.03% and 0.75% of the principal amount of the notes sold (between U.S. $3,443,400 and U.S. $86,085,000), or the equivalent thereof in other currencies. If the maturity of the notes exceeds 30 years, the commission rate may be higher.

 There is currently no established trading market for the notes and there is no assurance that an established market will develop for the notes. We have applied to have the notes listed under the program on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. We will specify in the applicable pricing supplement whether the notes will be listed on the Luxembourg Stock Exchange or any other exchange.

 We may sell the notes to one or more agents (each an 'Agent' and, collectively, the 'Agents'), including the Agents listed below, as principals for resale at varying or fixed offering prices or through one or more Agents, using their reasonable best efforts to sell the notes on our behalf.

 We may also sell the notes without using any Agents.

   This prospectus supplement shall, for the purposes of notes listed on the Luxembourg Stock Exchange, be updated annually. We may issue notes under this prospectus supplement that are listed on the Luxembourg Stock Exchange for a period of twelve months from the date of this prospectus supplement.

   CIT accepts full responsibility for the accuracy of the information contained in this document and confirms, having made all reasonable inquiries, that to the best of CIT's knowledge and belief there are no other facts the omission of which would make any statement herein misleading in any material respect.

   NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE NOTES. NONE OF THOSE AUTHORITIES HAS DETERMINED THAT THE PROSPECTUS, THIS SUPPLEMENT OR ANY PRICING OR OTHER SUPPLEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE LUXEMBOURG STOCK EXCHANGE TAKES NO RESPONSIBILITY FOR THE CONTENTS OF THIS DOCUMENT, MAKES NO REPRESENTATION AS TO ITS ACCURACY OR COMPLETENESS, AND EXPRESSLY DISCLAIMS ANY LIABILITY WHATSOEVER FOR ANY LOSS HOWSOEVER ARISING FROM OR IN RELIANCE UPON THE WHOLE OR ANY PART OF THE CONTENTS OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

LEHMAN BROTHERS
     BANC OF AMERICA SECURITIES LLC
          CREDIT SUISSE FIRST BOSTON
               JPMORGAN
                    SALOMON SMITH BARNEY
                         UBS WARBURG

         The date of this Prospectus Supplement is September 13, 2002.

    YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS AND THE PRICING SUPPLEMENT. WE AND THE AGENTS HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE NOTES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR THE PRICING SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT.
                              ------------------------

                                 TABLE OF CONTENTS

                               PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
About this Prospectus Supplement and the Pricing
  Supplements...............................................   S-3
Description of CIT Group Inc................................   S-4
Incorporation by Reference..................................   S-4
Selected Consolidated Financial Information of CIT Group
  Inc.......................................................   S-5
Directors and Principal Executive Officers of CIT Group
  Inc.......................................................   S-8
Risk Factors................................................   S-9
Description of the Notes....................................  S-17
Special Provisions Relating to Foreign Currency Notes.......  S-38
Material United States Federal Income Tax Consequences......  S-41
Use of Proceeds.............................................  S-48
Capitalization of CIT Group Inc.............................  S-48
Plan of Distribution........................................  S-49
Offering Restrictions.......................................  S-50
Legal Matters...............................................  S-51
Independent Accountants.....................................  S-51
Luxembourg Listing and Other General Information............  S-52
Form of Applicable Pricing Supplement.......................  S-53

                            PROSPECTUS

CIT Group Inc...............................................     3
Ratio of Earnings to Fixed Charges..........................    12
Special Note Regarding Forward-Looking Statements...........    13
Use of Proceeds.............................................    14
Description of Debt Securities..............................    15
Plan of Distribution........................................    20
Experts.....................................................    21
Legal Opinions..............................................    21
Where You Can Find More Information.........................    21

          ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PRICING SUPPLEMENTS

    Except as the context otherwise requires or as otherwise specified in the prospectus or this prospectus supplement, as used in this prospectus supplement, dated September 13, 2002 and the prospectus, dated September 13, 2002 the terms 'we,' 'our,' 'us,' and 'CIT' refer to CIT Group Inc. and its consolidated subsidiaries. References in this prospectus supplement to 'U.S. dollars' or 'U.S. $' or '$' are to the currency of the United States of America.

    We may use this prospectus supplement, together with the prospectus and a pricing supplement, to offer Senior Notes, or Senior Subordinated Notes, from time to time. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $11,478,000,000 (or the equivalent in foreign or composite currencies).

    This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the notes contained in the prospectus, where the notes are included in the defined term 'Debt Securities.' If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and you should not rely on the information in the prospectus.

    Each time we issue notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the prospectus. Information in the pricing supplement will replace any inconsistent information in this prospectus supplement, including any changes in the method of calculating interest on any note.

    When we refer to the prospectus, we mean the prospectus which accompanies this prospectus supplement. When we refer to a pricing supplement, we mean the pricing supplement we file with respect to a particular note.

    You should read and consider all information contained in this prospectus supplement, the prospectus and the pricing supplement in making your investment decision.

                         DESCRIPTION OF CIT GROUP INC.

    CIT is a leading global commercial and consumer finance company that has been a consistent provider of financing and leasing capital since 1908. With about $48 billion of managed assets, we have the financial resources, intellectual capital and product knowledge to serve the needs of our clients across a wide variety of industries. Our clients range from small private companies to many of the world's largest and most respected multinational corporations. Our principal executive offices are located at 1211 Avenue of the Americas, New York, New York 10036 and our telephone number is (212) 536-1390. CIT is a corporation of perpetual duration and is governed under the laws of the State of Delaware. The original predecessor to CIT commenced operations on February 11, 1908. CIT was incorporated on March 12, 2001. We have developed a broad array of 'franchise' businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. We had $4.5 billion of shareholder's equity at June 30, 2002.

    On July 8, 2002, our former parent company, Tyco International Ltd. ('Tyco'), completed a sale of 100% of CIT's outstanding common stock in an initial public offering. Immediately prior to the offering, a restructuring was effectuated whereby our predecessor CIT Group Inc., a Nevada corporation (which is referred to in this prospectus supplement as CIT Group Inc. (Nevada)), was merged with and into its parent Tyco Capital Holding, Inc., and that combined entity was further merged with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) was renamed CIT Group Inc. As a result of the reorganization, CIT is the successor to CIT Group Inc. (Nevada)'s business, operations, obligations and SEC registration.

                           INCORPORATION BY REFERENCE

    The SEC allows us to 'incorporate by reference' the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus supplement. The most recent information that we file with the SEC automatically updates and supersedes older information.

    In addition to the items incorporated by reference into the prospectus and this prospectus supplement as set forth in the prospectus, the following documents shall be deemed to be incorporated in, and to form part of, this prospectus supplement:

    1. CIT Group Inc. (Nevada)'s Transition Report on Form 10-K for the transition period ended September 30, 2001;

    2. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

    3. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended March 31, 2002;

    4. CIT Group Inc. (Nevada)'s Current Reports on Form 8-K filed January 17, 2002, January 24, 2002, February 7, 2002, February 22, 2002 and April 26, 2002; and

    5. Our Quarterly Report on Form 10-Q, as amended on Form 10-Q/A, for the quarter ended June 30, 2002.

    6. Our Current Reports on Form 8-K filed July 10, 2002, July 15, 2002 and July 25, 2002.

    So long as the notes are listed on the Luxembourg Stock Exchange, you can obtain these documents, free of charge, at the offices of BNP Paribas Securities Services, Luxembourg Branch, CIT's Luxembourg listing and paying agent. Until we have sold all of the debt securities which we are offering for sale under this prospectus supplement and the prospectus, we will also incorporate by reference all documents which we may file in the future pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934.

         SELECTED CONSOLIDATED FINANCIAL INFORMATION OF CIT GROUP INC.

    On June 1, 2001, CIT was acquired by a wholly-owned subsidiary of Tyco in a purchase business combination recorded under the 'push-down' method of accounting, resulting in a new basis of accounting for the 'successor' period beginning June 2, 2001. Information relating to all 'predecessor' periods prior to the acquisition is presented using CIT's historical basis of accounting. Following the acquisition, we changed our fiscal year end from December 31 to September 30 to conform with that of Tyco.

    On September 30, 2001, we sold certain international subsidiaries that had assets of approximately $1.8 billion and liabilities of $1.5 billion to a non-U.S. subsidiary of Tyco for a promissory note equal to the net book value. Our earnings included the results of these subsidiaries through September 30, 2001. On February 11, 2002, CIT repurchased these international subsidiaries for a purchase price equal to the net book value. The financial information presented in this section includes the international subsidiaries repurchased from Tyco for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the transition period ended September 30, 2001.

    On July 8, 2002, Tyco completed a sale of 100% of CIT's common stock in an initial public offering. Immediately prior to the offering, a restructuring was effectuated whereby our predecessor, CIT Group Inc. (Nevada), was merged with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) was renamed CIT Group Inc. As a result of the reorganization, CIT is the successor to CIT Group Inc. (Nevada)'s business, operations, obligations and SEC registration.

    The following tables set forth selected consolidated financial information regarding CIT's results of operations and balance sheets. The financial data at and for the nine months ended June 30, 2002 and 2001 were derived from the unaudited Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement. The financial data at September 30, 2001 and December 31, 2000, for the transition period ended September 30, 2001 and for each of the two years in the period ended December 31, 2000 were derived from the audited Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement. The financial data at December 31, 1999, 1998 and 1997 and for each of the three years in the period ended December 31, 1999 were derived from audited financial statements that are not incorporated by reference in this prospectus supplement. To assist in the comparability of our financial results the financial information in the following tables combines the 'predecessor period' (January 1 through June 1, 2001) with the 'successor period' (June 2 through September 30, 2001) to present 'combined' results for the nine months ended September 30, 2001. You should read the selected consolidated financial data below in conjunction with our consolidated financial statements. See 'Where You Can Find More Information' in the prospectus and 'Incorporation by Reference' in this prospectus supplement.

    Restatement -- CIT restated its Consolidated Financial Statements for the quarter ended March 31, 2002. The restatement to the financial statements herein reflects an impairment of goodwill in accordance with SFAS No. 142, 'Goodwill and Other Intangibles,' resulting in an estimated goodwill impairment charge of $4.51 billion. This restatement has no impact on previously reported operating margin or net cash provided by operations for any periods. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations and Qualitative and Quantitative Disclosures about Market Risk' and Note 6, 'Accounting Change -- Goodwill Amortization' in the Company's Consolidated Financial Statements for the quarter ended March 31, 2002 in documents incorporated by reference into this prospectus supplement for further information regarding the goodwill impairment.

    On July 23, 2002, we reported our results of operations for the quarter ended June 30, 2002. The results reflected a $1,999.0 million goodwill impairment charge in accordance with SFAS No. 142, taking into account the initial public offering valuation of CIT relative to the book value of goodwill recorded in conjunction with our June 2001 acquisition by Tyco. We also took additional pre-tax charges of $260.0 million for the quarter ended June 30, 2002 related to our telecommunications portfolio, our Argentine portfolio and to bolster our general reserves. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, which is incorporated by reference into this prospectus supplement, for further information regarding these charges and for the results for the quarter ended June 30, 2002.

                               NINE MONTHS   NINE MONTHS     NINE MONTHS
                                  ENDED         ENDED           ENDED                   YEARS ENDED DECEMBER 31,
                                JUNE 30,      JUNE 30,      SEPTEMBER 30,     ---------------------------------------------
($ IN MILLIONS, EXCEPT PER        2002          2001        2002(1)(2)(3)       2000       1999(4)      1998        1997
SHARE DATA)                    -----------   -----------   ----------------   ---------   ---------   ---------   ---------
                               (SUCCESSOR)   (COMBINED)       (COMBINED)                      (PREDECESSOR)
RESULTS OF OPERATIONS
Net finance margin.........     $ 1,291.7     $ 1,224.7       $ 1,318.8       $ 1,469.4   $   917.4   $   804.8   $   740.7
Provision for credit
 losses....................         665.6         298.8           332.5           255.2       110.3        99.4       113.7
Other revenue..............         723.3         550.7           572.6           912.0       350.8       255.4       247.8
Operating margin...........       1,349.4       1,476.6         1,558.9         2,126.2     1,157.9       960.8       932.8(5)
Salaries and general
 operating expenses........         687.8         788.3           784.9         1,035.2       516.0       407.7       420.0
Goodwill amortization......            --          74.7            97.6            86.3        25.7        10.1         8.4
Goodwill impairment........       6,511.7(6)         --              --              --          --          --          --
Net (loss) income..........      (6,109.9)        312.6           333.8           611.6       389.4       338.8       310.1

                                                                                           AT DECEMBER 31,
                                          AT JUNE 30,    AT SEPTEMBER 30,   ---------------------------------------------
                                              2002        2001(1)(2)(3)       2000       1999(4)      1998       1997(8)
($ IN MILLIONS)                           ------------   ----------------   ---------   ---------   ---------   ---------
                                                    (SUCCESSOR)                             (PREDECESSOR)
BALANCE SHEET DATA
Total finance receivables...............   $27,925.4        $31,879.4       $33,497.5   $31,007.1   $19,856.0   $17,719.7
Reserve for credit losses...............       808.9            492.9           468.5       446.9       263.7       235.6
Operating lease equipment, net..........     6,689.7          6,402.8         7,190.6     6,125.9     2,774.1     1,905.6
Goodwill, net...........................       384.4          6,547.5         1,964.6     1,850.5       216.5       134.6
Total assets............................    41,336.7         51,090.1        48,689.8    45,081.1    24,303.1    20,464.1
Commercial paper........................        34.0          8,869.2         9,063.5     8,974.0     6,144.1     5,559.6
Variable-rate bank credit facilities....     8,534.2               --              --          --          --          --
Variable-rate senior notes..............     7,172.7          9,614.6        11,130.5     7,147.2     4,275.0     2,861.5
Fixed-rate senior notes.................    16,882.2         17,113.9        17,571.1    19,052.3     8,032.3     6,593.8
Subordinated fixed-rate notes...........          --            100.0           200.0       200.0       200.0       300.0
Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely debentures of the
 Company................................       258.1            260.0           250.0       250.0       250.0       250.0
Shareholder's equity....................     4,514.3         10,598.0         6,007.2     5,554.4     2,701.6     2,432.9
Tangible shareholder's equity...........     4,129.9          4,028.5         4,042.6     3,703.9     2,485.1     2,298.3

---------

(1) In September 2001, CIT changed its fiscal year end from December 31 to September 30 to conform to Tyco's fiscal year end.

(2) On September 30, 2001, we sold certain international subsidiaries, which had assets of $1.8 billion and liabilities of $1.5 billion, to a non-U.S. subsidiary of Tyco for a note in the amount of the net book value of approximately $295 million. This sale did not affect earnings for the period ended September 30, 2001. On February 11, 2002, we repurchased the international subsidiaries that we had previously sold to an affiliate of Tyco for a purchase price equal to the net book value. The selected financial data includes these international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended September 30, 2001.

(3) Results of operations for the nine months ended September 30, 2001 (combined) include special charges incurred by the predecessor of $221.6 million ($158.0 million after tax). See Note 3 to the Consolidated Financial Statements of CIT incorporated by reference in this prospectus supplement.

(4) Includes results of operations of Newcourt Credit Group Inc. from the November 15, 1999 acquisition date.

(5) Includes a 1997 gain of $58.0 million on the sale of an equity interest acquired in connection with a loan workout.

(6) During the quarter ended March 31, 2002, we recorded an initial estimate of goodwill impairment of $4.51 billion in accordance with SFAS No. 142, 'Goodwill and Other Intangible Assets.' The Company restated its Consolidated Financial Statements to reflect this impairment. During the quarter ended June 30, 2002, we recorded an additional $1,999.0 million goodwill impairment charge in accordance with SFAS No. 142 to reflect further impairment. These impairment charges are discussed further under 'Management's Discussion and Analysis of Financial Condition and Results of Operations' contained in CIT's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002, which is incorporated by reference in this prospectus supplement.

                                                            AT OR FOR THE
                            AT OR FOR THE   AT OR FOR THE       NINE
                             NINE MONTHS     NINE MONTHS       MONTHS                    AT OR FOR THE YEARS
                                ENDED           ENDED           ENDED                    ENDED DECEMBER 31,
                              JUNE 30,        JUNE 30,      SEPTEMBER 30,   ---------------------------------------------
                               2002(9)          2001           2001(9)        2000        1999        1998        1997
($ IN MILLIONS)             -------------   -------------   -------------   ---------   ---------   ---------   ---------
                             (SUCCESSOR)     (COMBINED)      (COMBINED)                     (PREDECESSOR)
SELECTED DATA AND RATIOS
PROFITABILITY
Net finance margin as a
 percentage of average earning
 assets ('AEA')(1)........         4.75%           3.96%           4.34%          3.61%      3.59%       3.93%       4.06%
Ratio of earnings to fixed
 charges(3)...............      (4)                1.29x           1.37x(10)      1.39x      1.45x       1.49x       1.51x
OTHER OPERATING RATIOS
Salaries and general operating
 expenses (excluding goodwill
 amortization) as a percentage
 of average managed assets
 ('AMA')(5)...............         1.94%           2.03%           2.21%(10)      2.01%      1.75%       1.78%       2.11%(11)
Efficiency ratio (excluding
 goodwill amortization)(6)         34.1%           44.4%           44.7%(10)      43.8%      41.3%       39.2%       40.8%(11)
CREDIT QUALITY
60+ days contractual
 delinquency as a percentage
 of finance receivables...         3.69%           3.53%           3.46%          2.98%      2.71%       1.75%       1.67%
Net credit losses as a
 percentage of average finance
 receivables..............         1.57%           1.14%           1.20%(10)      0.71%      0.42%       0.42%       0.59%
Reserve for credit losses as a
 percentage of finance
 receivables..............         2.90%           1.50%           1.55%         1.40%       1.44%       1.33%       1.33%
Reserve for credit losses as a
 percentage of 60+ days
 contractual delinquency..         78.5%(12)       42.6%           44.7%         46.9%       53.3%       75.8%       79.4%
LEVERAGE
Total debt (net of overnight
 deposits) to tangible
 shareholder's equity(2)(7)        7.07x           8.22x           8.20x         8.78x       8.75x       6.82x       5.99x
Tangible shareholder's
 equity(2) to managed
 assets(8)(9).............         9.25%           8.62%            8.5%          7.8%        7.7%       10.4%       11.4%
OTHER
Total managed assets(8)(9)    $47,676.3       $51,087.9       $50,877.1     $54,900.9   $51,433.3   $26,216.3   $22,344.9
Employees.................        5,935           7,255           6,785         7,355       8,255       3,230       3,025

---------

 (1) 'AEA' means average earning assets which is the average of finance receivables, operating lease equipment, finance receivables held for sale and certain investments, less credit balances of factoring clients.

 (2) Tangible shareholder's equity excludes goodwill and other intangible assets.

 (3) For purposes of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in subsidiary trust holding solely debentures of the Company and one-third of rent expense which is deemed representative of an interest factor.

 (4) Earnings were insufficient to cover fixed charges by $5,862.4 million in the nine months ended June 30, 2002. Earnings for the nine months ended June 30, 2002 included a non-cash, goodwill impairment charge of $6,511.7 million in accordance with SFAS No. 142, 'Goodwill and Other Intangible Assets.' The ratio of earnings to fixed charges includes total fixed charges of $1,115.7 million and a loss before provision for income taxes of $5,862.4 million resulting in a total loss before provision for income taxes and fixed charges of ($4,746.7) million.

 (5) 'AMA' means average managed assets, which is average earning assets plus the average of finance receivables previously securitized and still managed by us.

 (6) Efficiency ratio is the ratio of salaries and general operating expenses to operating margin excluding the provision for credit losses.

 (7) Total debt excludes, and tangible shareholder's equity includes, Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely debentures of the Company.

 (8) 'Managed assets' are comprised of financing and leasing assets and finance receivables previously securitized and still managed by us.

 (9) Approximately $1.8 billion of international assets were sold to a subsidiary of Tyco on September 30, 2001, with no effect on earnings for the nine months ended September 30, 2001. We repurchased our international assets on February 11, 2002 at net book value. The selected financial data includes the international operations for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the period ended September 30, 2001.

(10) Excluding special charges of $221.6 million ($158.0 million after tax) for the nine months ended September 30, 2001, (i) the return on average tangible shareholder's equity would have been 15.8%, (ii) the return on AEA would have been 1.62%, (iii) the ratio of earnings to fixed charges would have been 1.51x, (iv) the salaries and general operating expenses as a percentage of

                                              (footnotes continued on next page)

(footnotes continued from previous page)

     AMA would have been 2.07%, (v) the efficiency ratio would have been 40.2% and (vi) net credit losses as a percentage of average finance receivables would have been 0.87%.

(11) Excluding the gain of $58.0 million on the sale of an equity interest acquired in a loan workout and certain special expenses, for the year ended December 31, 1997, (i) the return on average tangible shareholder's equity would have been 13.1%, (ii) the return on AEA would have been 1.58%, (iii) salaries and general operating expenses as a percentage of AMA would have been 2.01% and (iv) the efficiency ratio would have been 41.1%.

(12) The June 30, 2002 percentage was 44.1%, excluding the provisions primarily related to certain telecommunications assets and Argentine exposures.

          DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF CIT GROUP INC.

BOARD OF DIRECTORS

Present members of the Board of Directors and their principal occupations are:

    Albert R. Gamper, Jr.
    President and Chief Executive Officer, CIT

    John S. Chen
    Chairman, President and Chief Executive Officer of Sybase, Inc.

    William A. Farlinger
    Chairman of Ontario Power Generation Inc.

    Hon. Thomas H. Kean
    President, Drew University and Former Governor of New Jersey

    Edward J. Kelly, III
    President and Chief Executive Officer, Mercantile Bankshares Corporation

    Peter J. Tobin
    Dean, Peter J. Tobin College of Business, St. John's University

PRINCIPAL EXECUTIVE OFFICERS

Current principal executive officers of CIT are:

    Albert R. Gamper, Jr.
    President and Chief Executive Officer

    Thomas L. Abbate
    Executive Vice President and Chief Risk Officer

    John D. Burr
    Group Chief Executive Officer, Equipment Financing

    Thomas B. Hallman
    Group Chief Executive Officer, Specialty Finance

    Robert J. Ingato
    Executive Vice President and General Counsel

    Joseph M. Leone
    Executive Vice President and Chief Financial Officer

    Lawrence A. Marsiello
    Group Chief Executive Officer, Commercial Finance

    David D. McKerroll
    Group Chief Executive Officer, Structured Finance

    Nikita Zdanow
    Group Chief Executive Officer, Capital Finance

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


                                  RISK FACTORS

    You should carefully consider the following discussion of risks, and the other information, provided in this prospectus supplement. The risks described below are not the only ones facing us. Additional risks that are presently unknown to us or that we currently deem immaterial may also impair our business.

RISKS RELATED TO CIT'S BUSINESS

WE MAY BE ADVERSELY AFFECTED BY A GENERAL DETERIORATION IN ECONOMIC CONDITIONS.

    Our business, financial condition and results of operations may be affected by various economic factors, including the level of economic activity in the markets in which we operate. Unfavorable economic conditions may make it more difficult for us to maintain both our new business origination volume and the credit quality of new business at levels previously attained. Our growth depends significantly upon our ability to generate new finance receivables, and in a recession or other adverse economic environment, growth in our finance receivables may be limited by a decrease in demand for consumer or commercial credit or by a decline in collateral values. Delinquencies, foreclosures and credit losses generally increase during economic slowdowns or recessions.

    We are also subject to industry-specific economic factors. An economic downturn or slowdown in an industry could reduce demand for the financing we provide for products of that industry. For example, our factoring business could decline if there is a downturn in the retail textile, apparel, furniture or home furnishings markets. At June 30, 2002, 11.9% of our total financing and leasing assets related to obligations of retailers, 11.9% related to commercial airline obligations and 3.5% related to home equity obligations. Adverse economic conditions in the markets or industries that we serve could have a material adverse effect on our business, financial position or results of operations.

    In a recession or under other adverse economic conditions, nonearning assets and writedowns are likely to increase as debtors fail to meet their payment obligations. Although we maintain a consolidated reserve for credit losses in an amount that we believe is sufficient to provide adequate protection against potential writedowns in our portfolio, this allowance could prove to be insufficient. Adverse economic conditions may impair our ability to re-lease or remarket our leased equipment or other collateral securing our finance receivables and realize the value at which we carry our leased assets and/or estimated lease residual values on our books.

    A recession or downturn could contribute to a downgrading of our credit ratings. A ratings downgrade likely would increase our funding costs, and could decrease our net finance income, limit our access to the capital markets or result in a decision by the lenders under our existing bank credit facilities not to extend such credit facilities after their expiration.

    The broad-based economic slowdown in 2001 led to increases in both past-due loans and non-performing assets. We have experienced increases in our commercial past-due loans and non-performing assets across a wide range of industries, including trucking, construction, retail and technology, as well as manufacturing and machine tools. Continued weak economic conditions have recently resulted in higher charge-offs in virtually all of our business segments. Our reserve for credit losses as a percentage of finance receivables has increased significantly due primarily to reserving actions for certain telecommunications assets and as a result of continuing general economic weakness and uncertainty in Argentina. In addition, our new origination volume has recently declined due in part to soft economic conditions. We can provide no assurance regarding when economic conditions will strengthen, or that these trends will improve when the economy begins to grow again.

OUR LIQUIDITY OR ABILITY TO RAISE CAPITAL MAY BE LIMITED.

    Our primary funding sources have historically been commercial paper, medium-term notes and asset-backed securities. We also maintain committed bank lines of credit to provide liquidity support of commercial paper borrowings and to support our international operations. An additional source of liquidity is cash flow from operations, including loan and lease payments from customers, whole loan sales and syndications.

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


    Following Tyco's announcement on January 22, 2002 of its plans to separate into four independent, publicly-traded companies and other related events, we experienced a downgrade in our credit ratings by Standard & Poor's and Fitch. While we continued to maintain investment-grade ratings, these events limited our access to the commercial paper market.

    On February 5, 2002, we drew on our $8.5 billion in unsecured bank credit facilities, which have historically been maintained as liquidity support for our commercial paper programs. The proceeds from these bank lines are being used to pay down outstanding commercial paper at the scheduled maturities. The cost of the bank loans is higher than the cost of commercial paper, and will adversely affect our future operating results. Although, following our initial public offering, we accessed the commercial paper market with a dealer-based program, and paid down a portion of our bank debt, we can provide no assurance that we will be able to continue to access that market on favorable terms or at the levels previously attained.

    We will likely need to effect debt or equity financings in the future. The type, timing and terms of financing selected by us will depend upon our cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. While we have recently accessed the debt and commercial paper markets, there can be no assurance that any of these sources will be available to us at any given time or that they will be available on favorable terms. On June 7, 2002, Standard & Poor's downgraded our long-term debt rating from A - to BBB+, and on June 10, 2002, Fitch downgraded our long-term debt rating from A - to BBB. Following our initial public offering, Standard & Poor's raised our long-term debt rating to A/A - 1 and Fitch raised our long-term debt rating to A. There can be no assurance that there will not be downgrades in our credit ratings in the future. If such downgradings do occur, they will likely result in an increase in our interest expense or have an adverse impact on our ability to access the commercial paper market or the public and private debt markets.

SIGNIFICANT INCREASES OR DECREASES IN PREVAILING INTEREST RATES COULD ADVERSELY AFFECT OUR BUSINESS.

    Our operating results and cash flow depend to a great extent upon our level of net finance income which is the difference between total finance income earned on earning assets, such as loans and investments, and total interest expense paid on interest-bearing liabilities, such as borrowings. The amount of net finance income is affected by changes in the volume and mix of earning assets, the rates earned on those assets, the volume of interest-bearing liabilities and the rates paid on those interest-bearing liabilities.

    Although we have an active and comprehensive approach to managing our interest rate risk, including matching the repricing characteristics of our assets with our liabilities, significant increases in market interest rates, or the perception that an increase may occur, could adversely affect both our ability to originate new finance receivables and our ability to grow. Conversely, a decrease in interest rates could result in an acceleration in the prepayment of owned and managed finance receivables. In addition, changes in market interest rates, or in the relationships between short-term and long-term market interest rates, or between different interest rate indices (i.e., basis risk) could affect the interest rates charged on interest-earning assets differently than the interest rates paid on interest-bearing liabilities, which could result in an increase in interest expense relative to finance income. An increase in market interest rates also could adversely impact the ability of our floating-rate borrowers to meet their higher payment obligations, which could result in an increase in nonearning assets and writedowns.

INVESTMENT IN AND REVENUES FROM OUR FOREIGN OPERATIONS ARE SUBJECT TO THE RISKS ASSOCIATED WITH TRANSACTIONS INVOLVING FOREIGN CURRENCIES.

    Foreign currency exchange rate fluctuations can have a material adverse effect on the investment in international operations and the level of international revenues that we generate from international asset-based financing and leasing. Reported results from our operations in foreign countries may fluctuate from period to period due to exchange rate movements in relation to the U.S. dollar, particularly exchange rate movements in the Canadian dollar, which is our largest non-U.S exposure. In addition, an economic recession or downturn or increased competition in the international markets in which we operate could adversely affect us. Other risks inherent in conducting international business operations generally include political and macro-economic instability, changes in regulatory requirements and taxes, unreliability of judicial processes, financial market instability and illiquidity. There can be no assurance that one or more of these factors will not have a material adverse effect on our business, financial conditions and results of operations. In addition, instability or adverse economic conditions in international markets may adversely affect the businesses of our dosmetic customers, which could adversely affect such customers' demand for our products.

    At June 30, 2002, we had approximately $180 million of U.S. dollar-denominated loans and assets outstanding to customers located or doing business in Argentina. The Argentine government has recently instituted economic reforms, including the conversion of certain dollar-denominated loans into pesos. We are currently assessing the impact of these government actions on our U.S. dollar-denominated loans and assets and reserve for credit losses. If the Argentine government does not reverse its action, or if the governments of other foreign jurisdictions take any similar actions, it could have an adverse impact on our business, financial condition and results of operations. As of June 30, 2002, we recorded a $135.0 million provision to reserve for Argentina-related receivables.

OUR FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED IF WE WERE UNABLE TO COMPLETE SECURITIZATIONS.

    We fund most of our assets on our balance sheet using our access to the medium-term note and capital markets. In an effort to broaden our funding sources and to provide an additional source of liquidity, we have in place an array of securitzation programs to access both the public and private asset-backed securitization markets. Under a typical asset-backed securitization, we sell a 'pool' of secured loans or leases to a special-purpose entity, generally a trust. The special purpose entity, in turn, typically issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. Several factors will affect our ability to complete securitizations, including:

     conditions in the securities markets, generally;

     conditions in the asset-backed securities market;

     the credit quality and performance of our financial instruments;

     our ability to obtain third-party credit enhancement;

     our ability to adequately service our financial instruments; and

     the absence of any material downgrading or withdrawal of ratings given to securities previously issued in our securitizations.

    In a securitization transaction, a gain on sale and a related retained interest in the securitized pool are recognized when the assets being securitized are sold. The value of the retained interest recognized in a securitization transaction is dependent upon certain assumptions regarding future performance of the securitized portfolio, including the level of credit losses and the rate of prepayments. If actual credit losses or prepayment rates differ from the original assumptions, the value of the retained interest in the securitized pool may increase or decrease materially. The value of the retained interest in the securitized pool may also increase or decrease materially with changes in market interest rates. Also, if assets being securitized are not properly hedged, the gain on sale recorded in a securitization transaction may be affected by changes in market interest rates between the time the assets being securitized are originated and the time the assets are sold to the securitization entity.

    Changes in the volume of assets securitized or decreases in the value of retained interests in securitizations due to changes in market interest rates or higher than expected credit losses on prepayments could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO REALIZE OUR ENTIRE INVESTMENT IN THE EQUIPMENT WE LEASE.

    We lease various types of equipment to customers through two distinct types of transactions: capital leases and operating leases. A capital lease passes substantially all of the risks and rewards of owning the related equipment to the customer. Lease payments during the initial terms of a capital lease cover approximately 90% of the underlying equipment's cost at the inception of the lease. The realization of unrecovered equipment values (residual values) at the end of the term of a lease is an important element in the leasing business. The duration of an operating lease, however, is substantially shorter relative to the equipment's useful life. We bear greater risk in operating leases as we may not be able to remarket the equipment on terms that will allow us to fully recover our operating lease equipment carrying values.

    At the inception of each capital lease, we record a residual value for the leased equipment based on our estimate of the future value of the equipment at the expected disposition date. Residual values are determined by experienced internal equipment management specialists, as well as external consultants. We also record periodic depreciation expense on operating lease equipment based upon estimates of the equipment's useful life and the estimated future value of the equipment at the end of its useful life. A decrease in the market value of leased equipment at a rate greater than the rate we projected, whether due to rapid technological or economic obsolescence, unusual wear and tear on, or use of, the equipment or other factors, would adversely affect the residual values of such equipment. Consequently, there can be no assurance that our estimated residual values for equipment will be realized.

CONTINUED WEAKNESS IN THE TELECOMMUNICATIONS INDUSTRY COULD ADVERSELY IMPACT THE VALUE OF OUR TELECOMMUNICATIONS PORTFOLIO.

    Our telecommunications portfolio is approximately $672 million at June 30, 2002, and includes approximately $291 million of Competitive Local Exchange Carrier (CLEC) accounts. The highly competitive telecommunications industry has experienced over-capacity and substantial decline over the past year, which has resulted in considerable weakness in asset values in the sector. Our CLEC portfolio includes many companies which are in the process of building out their networks and developing their customer bases. Therefore, these companies are more vulnerable to the overall industry decline.

    As of June 30, 2002, we recorded a $200.0 million provision for our telecommunications portfolio, principally reflecting weaknesses in the CLEC industry. Continued deterioration in the sector could result in losses beyond current reserve levels.

OUR RESERVE FOR CREDIT LOSSES MAY PROVE INADEQUATE.

    Our business depends on the creditworthiness of our customers. We believe that our credit risk management systems are adequate to limit our credit losses to a manageable level. We attempt to mitigate credit risks through the use of a corporate credit risk management group, formal credit management processes implemented by each business unit and automated credit scoring capabilities for small ticket business.

    We maintain a consolidated reserve for credit losses on finance receivables. Our consolidated reserve for credit losses reflects management's judgment of losses inherent in the portfolio. Management periodically reviews our consolidated reserve for adequacy considering economic conditions and trends, collateral values and credit quality indicators, including past charge-off experience and levels of past due loans and non-performing assets.

    The consolidated reserve for credit losses is intended to provide for losses inherent in the portfolio, which requires the application of estimates and significant judgment as to the ultimate outcome of collection efforts and realization of collateral, among other things. We cannot be certain that our consolidated reserve for credit losses will be adequate over time to cover credit losses in our portfolio because of unanticipated adverse changes in the economy or events adversely affecting specific customers, industries or markets. If the credit quality of our customer base materially decreases, or if our reserves for credit losses are not adequate, our business, financial condition and results of operations may suffer.

OUR COMMERCIAL AIRLINE FINANCING BUSINESS COULD BE ADVERSELY AFFECTED BY THE EVENTS OF SEPTEMBER 11, 2001 AND THE WEAK ECONOMY.

    A portion of the Capital Finance business within our Equipment Financing and Leasing segment involves providing financing to commercial airlines. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft, with an average age of eight years.

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    The Capital Finance business may be adversely affected by the challenges faced by the airline industry due to a combination of the terrorist attacks on September 11, 2001 and the current worldwide economic slowdown. Airlines face a number of increased costs, including higher insurance premiums and security costs, while also experiencing a reduction in demand. As a result of these circumstances, some airlines have taken aircraft out of service, sought to restructure their fixed costs, including their debt and lease payments, and sought protection from creditors in bankruptcy. Accordingly, we have experienced some rental reductions or disruptions. Our portfolio could be adversely affected by these factors, resulting in, among other effects, declines in the value of aircraft, delays in payments on existing financings and reduced new business origination.

OUR POTENTIAL ACQUISITION OR DIPOSITION OF BUSINESSES OR ASSET PORTFOLIOS IN THE FUTURE MAY ADVERSELY IMPACT OUR BUSINESS.

    As part of our long-term business strategy, we may pursue acquisitions of other companies or asset portfolios. In addition, as we have done recently, we may dispose of non-strategic businesses or asset portfolios. Future acquisitions may result in potentially dilutive issuances of equity securities and the incurrence of additional debt, which could have a material adverse effect on our business, financial condition and results of operations. Future acquisitions could involve numerous additional risks, including: difficulties in integrating the operations, services, products and personnel of the acquired company; the diversion of management's attention from other business concerns; entering markets in which we have little or no direct prior experience; and the potential loss of key employees of the acquired company. In addition, acquired businesses and asset portfolios may have credit-related risks arising from substantially different underwriting standards associated with those businesses or assets. In the event of future dispositions of our businesses or asset portfolios, there can be no assurance that we will receive adequate consideration for those businesses or assets at the time of their disposition or will be able to adequately replace the volume associated with the businesses or asset portfolios that we dispose of with higher-yielding businesses or asset portfolios having acceptable risk characteristics. As a result, our future disposition of businesses or asset portfolios could have a material adverse effect on our business, financial condition and results of operations.

WE COMPETE WITH A VARIETY OF FINANCING SOURCES FOR OUR CUSTOMERS.

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Our competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force.

    Competition from both traditional, competitors and new market entrants has intensified in recent years due to a strong economy, growing marketplace liquidity and increasing recognition of the attractiveness of the commercial finance markets. In addition, the rapid expansion of the securitization markets is dramatically reducing the difficulty in obtaining access to capital, which is the principal barrier to entry into these markets. This is further intensifying competition in certain market segments, including increasing competition from specialized securitization lenders which offer aggressive pricing terms.

    We compete primarily on the basis of pricing, terms and structure. Our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match our competitors' pricing, terms and structure in order to maintain interest margins and/or credit standards. To the extent that we match competitors' pricing, terms or structure, we may experience decreased interest margins and/or increased risk of credit losses. Many of our competitors are large companies that have substantial capital, technological and marketing resources, and some of these competitors are larger than us and may have access to capital at a lower cost than us. Further, the size and access to capital of certain of our competitors are being enhanced by the continued consolidation activity in the commercial and investment banking industries.

OUR BUSINESS MAY BE AFFECTED ADVERSELY BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

    Our domestic operations are subject, in certain instances, to supervision and regulation by state and federal authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. Such regulation and supervision are primarily for the benefit and protection of our customers, and not for the benefit of investors, and could limit our discretion in operating our businesses. For example, state laws often establish maximum allowable finance charges for certain consumer and commercial loans. Noncompliance with applicable statutes or regulations could result in the suspension or revocation of any license or registration at issue, as well as the imposition of civil fines and criminal penalties.

    The financial services industry is heavily regulated in many jurisdictions outside the United States. The varying requirements of these jurisdictions may be inconsistent with U.S. rules and may adversely affect our business or limit our ability to expand our international operations. We may not be able to obtain necessary regulatory approvals, or if approvals are obtained, we may not be able to continue to comply with the terms of the approvals or applicable regulations. In addition, in many countries, the regulations applicable to the financial services industry are uncertain and evolving, and it may be difficult for us to determine the exact regulatory requirements.

    Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently, that new laws and regulations will not be adopted or that we will not be prohibited by state laws from raising interest rates above certain desired levels, any of which could adversely affect our business, financial condition or results of operations.

RISKS RELATED TO THE NOTES

THE NOTES MAY HAVE LIMITED OR NO LIQUIDITY.

    There is currently no secondary market for the notes, and there can be no assurance that a secondary market will develop. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your notes when you want or at a price that you wish to receive for your notes.

THE COVENANTS IN THE INDENTURES DO NOT REQUIRE US TO REPURCHASE OR REDEEM THE NOTES UPON A CHANGE IN CONTROL OF CIT OR OTHER EVENTS INVOLVING US THAT MAY AFFECT OUR CREDITWORTHINESS.

    The indentures do not require us to repurchase or redeem or otherwise modify the terms of the notes upon a change in control of CIT or other events involving CIT that may affect our creditworthiness. These events include:

     a consolidation, merger, sale of assets or other similar transaction;

     a change in control of CIT; or

     a highly leveraged transaction involving us whether or not involving a change in control.

    In addition, the covenants applicable to the notes do not prevent transactions like those described above from taking place. See 'Description of Debt Securities' in the prospectus accompanying this prospectus supplement.

RISKS RELATED TO NOTES INDEXED TO OR DENOMINATED IN FOREIGN CURRENCIES

FOREIGN CURRENCY NOTES AND CURRENCY INDEXED NOTES ARE SUBJECT TO RISKS RELATED TO EXCHANGE RATES AND EXCHANGE CONTROLS.

    This prospectus supplement, the prospectus and the pricing supplement do not describe all the risks of an investment in notes that are indexed to or denominated in other than U.S. dollars as those risks exist at the date of this prospectus supplement or as those risks may change from time to time. You should consult your own financial, tax, and legal advisors as to the risks entailed by an investment in the notes. The notes are not an appropriate investment for investors who are unsophisticated with respect to foreign currency, currency unit or indexed transactions.

    The Foreign Currency Notes have significantly more risk to United States residents than a similar investment in a security denominated in U.S. dollars. Similarly, Currency Indexed Notes have significantly more risk to United States residents than a similar investment in a non-Currency Indexed Note. Some of these risks are:

     the possibility of significant changes in rates of exchange between the U.S. dollar and the Specified Currency; and

     the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments.

    These risks generally depend on economic and political events over which we have no control. In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been highly volatile and you should expect volatility in the future. The exchange rate between the U.S. dollar and a foreign currency or currency unit is in most cases established principally by the supply of and demand for those currencies. Changes in the exchange rate result over time from the interaction of many factors, including:

     rates of inflation;

     interest rate levels;

     balances of payments; and

     the extent of governmental surpluses or deficits in the countries issuing currencies.

    These factors are in turn sensitive to, among other things, the monetary, fiscal and trade policies pursued by governments and those of other countries important to international trade and finance. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the exchange rate that may occur during the term of any note. You may receive a yield on U.S. dollar-equivalent Foreign Currency Notes below their coupon rate, and, in some circumstances, you could suffer a loss if the Specified Currency depreciates against the U.S. dollar. Similarly, if the Specified Currency depreciates against the Indexed Currency you may receive a return of principal in an amount less than the face amount of a Currency Indexed Note, which would also result in an effective yield below the stated interest rate.

    Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments generally do not allow their currencies to float freely at all times. Sovereign governments use a variety of techniques to affect the exchange rate of their currencies including:

     intervention by a country's central bank;

     imposition of regulatory controls or taxes;

     issuance of a new currency to replace an existing currency; or

     alteration of the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.

    As a result, your U.S. dollar equivalent yields could be affected by governmental actions, which could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces, and the movement of currencies across borders. We will not adjust or change the terms of any notes in the event that exchange rates become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments, affecting the U.S. dollar or any applicable currency or currency unit.

    Governments have imposed from time to time, and may in the future impose, exchange controls which could affect exchange rates as well as the availability of a specified foreign currency at a note's maturity. Even if there are no actual exchange controls, it is possible that the Specified Currency for any particular note that would otherwise be payable in the Specified Currency would not be available at the note's maturity. In that event, we will make required payments in U.S. dollars on the basis of the Market

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Exchange Rate on the second day prior to the payment, or if the current Market
Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. See 'Special Provisions Relating to Foreign Currency
Notes -- Payment Currency.'

    The information set forth in this section of the prospectus supplement is directed primarily to prospective purchasers who are United States residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding, or receipt of payments of principal of and premium and interest, if any, on the notes. You should consult your own counsel with regard to these matters.

JUDGMENTS RELATING TO FOREIGN CURRENCY NOTES AND CURRENCY NOTES MAY BE SUBJECT TO EXCHANGE RATE AND EXCHANGE CONTROL RISKS.

    Courts in the United States generally would grant or enforce a judgment relating to an action based on Foreign Currency Notes and Currency Indexed Notes only in U.S. dollars, and the date used to determine the rate of conversion of foreign currencies into U.S. dollars will depend on various factors, including which court rendered the judgment. Section 27 of the Judiciary Law of the State of New York provides that a New York State court would be required to enter a judgment in the Specified Currency of the underlying obligation. This judgment would then be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment.

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


                            DESCRIPTION OF THE NOTES

GENERAL

    In order to issue notes in the United States public markets, an issuer must enter into an agreement, called an indenture, with a banking institution or similar entity organized under the laws of the United States or of any individual state. We have executed several indentures, in each case with a banking institution or similar entity. The terms of an Indenture apply to any notes that are issued under that Indenture.

    This prospectus supplement summarizes certain terms of the notes. If you want to know more about the terms of any note, you should refer to the Indenture under which that note will be issued. We have attached copies or incorporated by reference each Indenture as an exhibit to our shelf registration statement (no. 333-98743). If we use a capitalized term in this prospectus supplement that is not defined, that term will have the same meaning as in the prospectus and/or the applicable Indenture.

    Status; Senior Notes; Senior Subordinated Notes. The notes will be unsecured obligations of CIT and will be either senior debt or senior subordinated debt as specified in the applicable pricing supplement. We will issue the Senior Notes as one or more separate, unlimited series of debt securities constituting superior indebtedness under one or more separate indentures (each, a 'Senior Indenture,' and collectively, the 'Senior Indentures'). Each of the Senior Indentures is between us and a banking institution or similar entity (each, a 'Senior Trustee,' and collectively, the 'Senior Trustees'). The Senior Notes will be 'Senior Securities' as described in the prospectus. The Senior Notes will have the same rank as all of our other Senior Securities. See 'Description of Debt Securities -- Senior Securities' in the prospectus.

    We will issue the Senior Subordinated Notes as one or more separate, unlimited series of Debt Securities constituting senior subordinated indebtedness under one or more separate indentures (each, a 'Senior Subordinated Indenture,' and collectively, the 'Senior Subordinated Indentures').

    Each of the Senior Subordinated Indentures is between us and a banking institution or similar entity (each, a 'Senior Subordinated Trustee,' and collectively, the 'Senior Subordinated Trustees'). The Senior Subordinated Notes will be 'Senior Subordinated Securities' in the prospectus. The Senior Subordinated Notes will have the same rank as all of our other Senior Subordinated Securities, but will be subordinate to our Senior Notes. See 'Description of Debt Securities -- Subordinated Securities -- Subordination' in the prospectus.

    The Senior Indentures and the Senior Subordinated Indentures are collectively referred to herein as the 'Indentures.'

    The Senior Trustees and Senior Subordinated Trustees are collectively referred to herein as the 'Trustees.'

    Unless the pricing supplement specifies to the contrary, with respect to each separate series of notes issued under the Indentures, the Trustee will serve as registrar, paying agent and authenticating agent (in each such capacity, the 'Registrar,' 'Paying Agent,' and 'Authenticating Agent'), and may act as exchange rate agent (in such capacity, the 'Exchange Rate Agent').

    None of the Senior Indentures limits the amount of notes which may be issued under it, but the Senior Subordinated Indentures may limit the amount of Debt Securities which we may issue. See 'Description of Debt
Securities -- Restrictive Provisions and Covenants' in the prospectus for a description of restrictions on our ability to issue Senior Subordinated Notes.

    Governing Law. The notes are governed by, and are to be construed in accordance with, the laws of the State of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

    Meeting of Noteholders. The Indentures contain provisions (which shall have effect as if incorporated in the notes) for calling meetings of the holders of the notes and other debt securities issued pursuant to the Indentures to consider matters affecting their interests, including, without limitation, the modification of the terms of the notes or the waiver of any default under the terms of the notes or the Indentures. CIT or the holders of at least 10% in aggregate principal amount of the notes then outstanding of any series or all series may request that the Trustee call a meeting of the holders of the notes of that series or all series, respectively. The quorum for any meeting of the holders of the notes is the presence of the holders of notes who are entitled to vote a majority in aggregate principal amount of each relevant series of notes at the time outstanding. A resolution passed at a duly called and constituted meeting of debt securityholders will be binding on the holders of all debt securities issued pursuant to the Indentures, whether or not they are present at the meeting.

    Replacement of Notes. If any mutilated note is surrendered to the Trustee, we will execute and the Trustee will authenticate and deliver in exchange for such mutilated note a new note of the same series and principal amount. If the Trustee and we receive evidence to our satisfaction of the destruction, loss or theft of any note and such security or indemnity as may be required by them, then we shall execute and the Trustee shall authenticate and deliver, in lieu of such destroyed, lost or stolen note, a new note of the same series and principal amount. All expenses (including counsel fees and expenses) associated with issuing the new note shall be borne by the owner of the mutilated, destroyed, lost or stolen note.

    Prescription. Under New York's statute of limitations, any legal action to enforce our payment obligations evidenced by the notes generally must be commenced within six years after payment is due. Thereafter our payment obligations will generally become unenforceable.

    Notices. All notices to redeem notes and all other communications to holders of notes that are registered with and held by The Depository Trust Company, New York, New York (the 'Depositary') or its nominee will be sent to the Depositary or its nominee and the Depositary will communicate such notices to its participants in accordance with its standard procedures. In the case of notes held by investors through Clearstream Banking, societe anonyme ('Clearstream') or Euroclear S.A./N.V., as operator of the Euroclear System ('Euroclear'), notices will be sent to Clearstream and Euroclear, as appropriate, for communication with their participants in accordance with their standard procedures.

    In addition to the foregoing (for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange so require), notices to redeem notes and all other communications to holders of notes will be published in a leading daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

    Neither the failure to give notice nor any defect in any notice given to any particular holder of a note will affect the sufficiency of any notice with respect to other notes.

    Reopening of Issue. We may, from time to time, without the consent of existing note holders, reopen an issue of notes and issue additional notes with the same terms (including maturity and interest payment terms) as notes issued on an earlier date, except for the issue date, issue price and the first payment of interest. After such additional notes are issued, they will be fungible with the previously issued notes to the extent specified in the applicable pricing supplement.

    Maturity. Each note will mature nine months or more from the date of issue, as determined by agreement between the Agents and us. We will specify the maturity date of each note on the face of that note and in the pricing supplement.

    Interest Rates. The notes may bear interest at:

     a fixed rate; or

     a floating rate, which may be based on one of the following rates (see 'Description of the Notes -- Interest Rates -- Floating Rate Notes' for a further description of each of these floating rates):

         CD Rate (a note issued with this rate is a 'CD Rate Note');

         CMT Rate (a note issued with this rate is a 'CMT Rate Note');

         Commercial Paper Rate (a note issued with this rate is a 'Commercial Paper Rate Note');

         11th District Rate (a note issued with this rate is an '11th District Rate Note');

         Federal Funds Rate (a note issued with this rate is a 'Federal Funds Rate Note');

         LIBOR (a note issued with this rate is a 'LIBOR Note');

         Prime Rate (a note issued with this rate is a 'Prime Rate Note'); and

         Treasury Rate (a note issued with this rate is a 'Treasury Rate Note');

         a rate as otherwise specified in the pricing supplement.

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    We will compute interest on floating rate notes by referring to an interest rate index, often adjusted by a Spread or Spread Multiplier. Interest on floating rate notes may be adjusted periodically with changes in the underlying interest rate index. See 'Interest Rates' below for definitions of 'Spread' and 'Spread Multiplier.'

    We may issue notes at prices less than their stated principal amount. Certain of these discounted notes will be considered Original Issue Discount Notes (as defined below under 'Description of the Notes -- Interest Rates'). Original Issue Discount Notes may or may not bear periodic interest. For a discussion of the United States federal income tax consequences relating to Original Issue Discount Notes, see 'Material United States Federal Income Tax Consequences' below.

    Denomination; Book-Entry System; Calculations. Unless the pricing supplement specifies otherwise, the notes will be denominated in U.S. dollars and we will make all payments on the notes in U.S. dollars. Unless the pricing supplement specifies otherwise, we will issue U.S. dollar notes in a minimum denomination of U.S. $1,000 and integral multiples of U.S. $1,000 for higher amounts. However, we may specify notes in the pricing supplement that we will denominate in another currency or currency unit. We will offer the notes at an aggregate initial offering price of up to U.S. $11,478,000,000 or the equivalent thereof in other currency or currency units. See 'Special Provisions Relating to Foreign Currency Notes -- Payment Currency.' For information on the exchange rate we will use for non-U.S. dollar notes, see 'Special Provisions Relating to Foreign Currency Notes -- Payment Currency.'

    Unless the pricing supplement specifies otherwise, we will issue each note in fully registered form without coupons. We will not issue notes under this prospectus supplement in bearer form. Unless the pricing supplement specifies otherwise and except for non-U.S. dollar notes, the notes will be represented by one or more permanent global notes registered in the name of the Depositary, or its nominee, as described below. Subject to the Depositary's requirements, a single global note will represent all notes issued on the same day and having the same terms. The Paying Agent will make all payments on notes represented by a global note to the Depositary. See 'Description of the Notes -- Book-Entry System.'

    'Business Day' is a day other than a Saturday or Sunday and means:

     with respect to notes denominated in U.S. dollars (other than LIBOR Notes), any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York;

     with respect to notes denominated in a currency other than U.S. dollars or Euros, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in either the City of New York or the principal financial center of the country of such currency;

     with respect to notes denominated in Euros, any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open; and

     with respect to LIBOR Notes, any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York and that is also a London Business Day.

    Unless the pricing supplement specifies otherwise, the Trustee will be the 'Calculation Agent' with regard to the notes. As used in this prospectus supplement, 'Calculation Date' means, with respect to any floating rate note and, where applicable, certain other notes, the earlier of:

     the Business Day immediately preceding the applicable day on which interest is payable on the note, the date on which the note will mature (the 'Maturity Date') or the date of redemption or repayment, as the case may be; or

     the fifth Business Day after an Interest Determination Date (as defined below) relating to the note.

    'Index Maturity' means the period to maturity used in the interest rate index on which the interest rate for any floating rate note is based.

    'Interest Determination Date' means, for any Interest Reset Date (as defined in 'Description of the Notes -- Interest Rates -- Floating Rate Notes') the date for determining the rate of interest that will take effect on the Interest Reset Date.

    'Interest Payment Date' means a day on which interest is payable on the note.

    'Interest Rate' means, at any given time, the rate per annum at which the note bears interest.

    'London Business Day' means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

    Unless the pricing supplement specifies otherwise, we will round all percentages resulting from any calculation of the rate of interest on floating rate notes, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)). We will round all U.S. dollar amounts used in or resulting from that calculation to the nearest cent (with one-half cent being rounded upward). In the case of floating rate notes denominated in currency or currency units other than U.S. dollars, we will round all amounts used in or resulting from that calculation to the smallest whole unit of that other currency or currency unit.

    Pricing Supplement. The pricing supplement relating to each note will describe or specify, among other things, the following terms:

     if the note is not denominated in U.S. dollars, the Specified Currency in which the note is denominated;

     whether the note is a fixed rate note or a floating rate note;

     the price (which may be expressed as a percentage of the aggregate principal amount thereof) at which we will issue the note;

     the Maturity Date;

     if the note is a fixed rate note, the Interest Rate, if any, for the note;

     if the note is a floating rate note, the Initial Interest Rate, the Interest Determination Date, the Interest Reset Dates, the Interest Payment Dates, the Index Maturity, the Maximum Interest Rate and the Minimum Interest Rate, if any, and the Spread and/or Spread Multiplier, if any, and any other terms relating to the particular method of calculating the Interest Rate for the note (see 'Description of the Notes -- Interest Rates' for an explanation of the terms relating to floating rate notes);

     any provisions relating to redemption or repayment of the note not otherwise described in this prospectus supplement;

     whether the note is a Senior Note or a Senior Subordinated Note and, if a Senior Subordinated Note, whether the holders or a Trustee of the note may accelerate the maturity of the note only in the event of certain circumstances related to our insolvency;

     any provisions relating to extensions of the note;

     the date on which the note will be issued (the 'Issue Date');

     whether the note is a global note or a certificated note;

     the Trustee, Registrar, Paying Agent and Authenticating Agent under the Indenture pursuant to which the note is to be issued;

     whether the notes will be listed on the Luxembourg Stock Exchange or on any other exchange; and

     any other terms of the note not inconsistent with the provisions of the Indenture.

PAYMENT AND PAYING AGENTS

    Unless the pricing supplement specifies otherwise, either we or the Paying Agent will make all payments on each note which are to be made in U.S. dollars (including payments which are to be made in U.S. dollars for Foreign Currency Notes) in the manner described below. For a description of special provisions relating to payments on a Foreign Currency Note to be made in a Specified Currency, see 'Special Provisions Relating to Foreign Currency
Notes -- Payment of Principal and Interest.'

    Unless the pricing supplement specifies otherwise, either we or the Paying Agent will pay interest on fixed rate notes semi-annually on each Interest Payment Date and at maturity (or, if applicable, upon redemption or repayment). Unless the pricing supplement specifies otherwise, either we or the Paying Agent will pay interest on the floating rate notes on the Interest Payment Dates set forth below and at maturity (or, if applicable, upon redemption or repayment).

    Either we or the Paying Agent will pay interest on each Interest Payment Date to the person in whose name the note is registered on the registry books of the Registrar at the close of business on the applicable record date (a 'Record Date') next preceding each Interest Payment Date. However, either we or the Paying Agent will pay interest at maturity (whether or not the maturity date is an Interest Payment Date) or upon earlier redemption or repayment to the person to whom principal shall be payable. Unless otherwise specified in a pricing supplement, if a note is originally issued between a Record Date and an Interest Payment Date, then either we or the Paying Agent will pay the first payment of interest on that note to the holder of record for the first Interest Payment Date.

    Either we or the Paying Agent will pay interest on each note (other than global notes and Foreign Currency Notes and other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment) by check mailed to the person in whose name the note is registered at the close of business on the applicable Record Date. Except as provided below, either we or the Paying Agent will make all payments due on the Maturity Date, or upon earlier redemption or repayment, in immediately available funds upon surrender of the note at the corporate trust office of the Paying Agent in the Borough of Manhattan, the City of New York.

    If the Paying Agent makes a payment on an Interest Payment Date (other than interest payable to the holder thereof, if any, on the Maturity Date or upon earlier redemption or repayment), and if the Paying Agent receives a written request to make payment by wire transfer from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency) in aggregate principal amount of the notes not later than the close of business on the Record Date pertaining to that Interest Payment Date, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary, make all U.S. dollar payments to this holder by wire transfer to the account designated in such written request.

    If the Paying Agent makes a payment on the Maturity Date or the date of redemption or repayment, if any, and if the Paying Agent receives a written request to make payment by wire transfer from a holder of U.S. $1,000,000 or more (or its equivalent in the Specified Currency, if other than U.S. dollars) in aggregate principal amount of the notes not later than the close of business on the fifteenth day prior to the Maturity Date or the date of redemption or repayment, if any, the Paying Agent will make all U.S. dollar payments to the holder by wire transfer to the account designated in the holder's written request. However, the Paying Agent may only make these wire transfer payments subject to applicable laws and regulations, and only after surrender of the note or notes in the Borough of Manhattan, the City of New York, not later than one Business Day prior to the Maturity Date or the date of redemption or repayment, as the case may be.

    Unless the pricing supplement specifies otherwise, the Paying Agent will make all payments on notes represented by a permanent global note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing the notes.

    We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts.

INTEREST RATES

    Each note, except Zero-Coupon Notes (as defined in ' -- Fixed Rate Notes' below), will bear interest from its Issue Date at the fixed rate per annum, or at the floating rate per annum determined pursuant to the interest rate formula, stated in the note and in the pricing supplement. We may change Interest Rates from time to time, but no change will affect any notes theretofore issued or as to which we have accepted an offer. Interest Rates we may offer with respect to the notes may differ among different series of Debt Securities which we offer within a short time frame depending upon, among other things, changes in overall economic or market conditions or differences in the aggregate principal amount of notes purchased by each investor in different series of Debt Securities.

    The Interest Rate on the notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest which may be charged to a corporation is 25% per annum simple interest. This limit does not apply to notes in a principal amount of U.S. $2,500,000 or more.

Fixed Rate Notes

    Each fixed rate note, except Zero-Coupon Notes, will bear interest from the Issue Date at the annual fixed interest rate stated in the note and in the pricing supplement. Interest on the Fixed Rate Notes, except Zero-Coupon Notes, will be payable on the Interest Payment Dates specified in the note and in the pricing supplement. Unless the pricing supplement specifies otherwise, the Interest Payment Dates for interest on the fixed rate notes will be January 15 and July 15 of each year and on the Maturity Date or upon earlier redemption or repayment. Unless the pricing supplement specifies otherwise, the Record Dates for the fixed rate notes will be the fifteenth calendar day next preceding each Interest Payment Date.

    Unless the pricing supplement specifies otherwise, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

    If an Interest Payment Date or the Maturity Date (or the date of redemption or repayment) with respect to a fixed rate note falls on a day which is not a Business Day, the payment will be made on the next Business Day as if it were made on the date this payment was due, and no additional interest will accrue as a result of this delayed payment.

    Interest payments on each fixed rate note will include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to the note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

    We may issue notes at prices less than their stated principal amount ('Discounted Notes'). Certain of the Discounted Notes may bear no interest ('Zero-Coupon Notes'), and certain of the Discounted Notes may bear interest at a rate which at the time of issuance is below market rates. Unless the pricing supplement specifies otherwise, upon the redemption, repayment, or acceleration of the maturity of these Discounted Notes, an amount less than the principal amount of the Discounted Note will become due and payable. For United States federal income tax purposes, certain of the Discounted Notes would be considered original issue discount notes ('Original Issue Discount Notes'). Certain information concerning United States federal income tax aspects of Zero-Coupon Notes or Original Issue Discount Notes is set forth elsewhere in this prospectus supplement and may be set forth in the pricing supplement.

Floating Rate Notes

    Unless the pricing supplement specifies otherwise, we will issue floating rate notes as described below. Each floating rate note will bear interest from the Issue Date at the floating rate per annum determined pursuant to the interest rate formula specified in the note and in the pricing supplement. Unless the pricing supplement specifies otherwise, the Interest Rate on each floating rate note will be equal to:

     an interest rate determined by reference to the interest rate index specified in the pricing supplement plus or minus the Spread, if any, and/or an interest rate calculated by reference to the interest rate index specified in the pricing supplement multiplied by the Spread Multiplier, if any.

    The 'Spread' is the number of basis points (one one-hundredth of a percentage point) specified in the pricing supplement as an adjustment to the Interest Rate for a floating rate note. The 'Spread Multiplier' is the factor specified in the pricing supplement as an adjustment to the Interest Rate for a floating rate note.

    Any floating rate note may also have either or both of the following terms:

     a maximum limitation, or ceiling, on the rate of interest which may accrue during any interest period (the 'Maximum Interest Rate'); and

     a minimum limitation, or floor, on the rate of interest which may accrue during any interest period (the 'Minimum Interest Rate').

    The pricing supplement for a floating rate note will specify the interest rate index and the Spread or Spread Multiplier, if any, or other interest rate formula and the Maximum or Minimum Interest Rate, if any.

    Unless otherwise specified in the note and in the pricing supplement, either we or the Paying Agent will pay interest on floating rate notes at maturity, upon earlier redemption or repayment, if applicable, and on the following Interest Payment Dates:

     in the case of notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified in the note and the pricing supplement;

     in the case of notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year;

     in the case of notes with a semiannual Interest Reset Date, on the third Wednesday of the two months specified in the note and the pricing supplement; and

     in the case of notes with an annual Interest Reset Date, on the third Wednesday of the month specified in the note and the pricing supplement.

    We will calculate interest payments on each floating rate note to include the amount of interest accrued from and including the last Interest Payment Date to which interest has been paid (or from and including the Issue Date if no interest has been paid with respect to the note) to, but excluding, the applicable Interest Payment Date, or Maturity Date, as the case may be.

    The Record Dates for the floating rate notes shall be the fifteenth calendar day next preceding each Interest Payment Date.

    The Calculation Agent will compute interest on floating rate notes in the manner set forth below.

    If any Interest Payment Date for any floating rate note (other than the Maturity Date or the date of redemption or repayment) would otherwise be a day that is not a Business Day, then the Interest Payment Date will be postponed to the following day which is a Business Day, except that in the case of a LIBOR Note, if this Business Day falls in the next succeeding calendar month, then the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date (or the date of redemption or repayment) of a floating rate note falls on a day which is not a Business Day, then we will make the required payment of principal, premium, if any, and/or interest on the following day which is a Business Day as if it were made on the date this payment was due, and no interest shall accrue as a result of this delayed payment.

    We will calculate accrued interest on a floating rate note by adding the Interest Factors (as defined below) calculated for each day in the period for which we are calculating accrued interest. We will compute the 'Interest Factor' for each day by multiplying the face amount of the floating rate note by the Interest Rate applicable to the day and dividing the product thereof by 360, or, in the case of any Treasury Rate Note or CMT Rate Note, by the actual number of days in the year.

    We will reset the rate of interest on each floating rate note daily, weekly, monthly, quarterly, semi-annually or annually (the first date on which the reset interest rate becomes effective, being an 'Interest Reset Date'), as specified in the note and the pricing supplement. Unless otherwise specified in the note and the pricing supplement, the Interest Reset Date will be:

     in the case of floating rate notes which reset daily, each Business Day;

     in the case of floating rate notes which reset weekly (other than Treasury Rate Notes), the Wednesday of each week;

     in the case of Treasury Rate Notes which reset weekly, the Tuesday of each week;

     in the case of floating rate notes which reset monthly (other than 11th District Rate Notes), the third Wednesday of each month;

     in the case of 11th District Rate Notes which reset monthly, the first calendar day of the month;

     in the case of floating rate notes which reset quarterly, the third Wednesday of March, June, September and December;

     in the case of floating rate notes which reset semiannually, the third Wednesday of two months of each year; and

     in the case of floating rate notes which reset annually, the third Wednesday of one month of each year.

    If any Interest Reset Date for any floating rate note is not a Business Day, the Interest Reset Date for that floating rate note shall be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if this Business Day is in the next succeeding calendar month, that Interest Reset Date will be the immediately preceding Business Day.

    With respect to determining the Interest Determination Date, unless the pricing supplement specifies to the contrary:

     the Interest Determination Date for a CD Rate Note, CMT Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, or Prime Rate Note is the second Business Day before the Interest Reset Date;

     the Interest Determination Date for a LIBOR Note is the second London Business Day before the Interest Reset Date;

     the Interest Determination Date for an 11th District Rate Note is the last working day of the month just before the Interest Reset Date on which the FHLB of San Francisco publishes the relevant monthly 11th District Cost of Funds Index; and

     the Interest Determination Date for a Treasury Rate Note is the day of the week in which such Interest Reset Date falls on which direct obligations of the United States ('Treasury Bills') would normally be auctioned. Treasury Bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. The auction, however, may be held on the preceding Friday. If so, that Friday will be the Interest Determination Date for the Interest Reset Date occurring in the next week.

    Unless the pricing supplement specifies otherwise, the Interest Rate determined with respect to any Interest Determination Date for any floating rate note will become effective on and as of the next succeeding Interest Reset Date. However, the Interest Rate in effect with respect to any floating rate note for the period from the Issue Date to the first Interest Reset Date will be the 'Initial Interest Rate' as specified in the pricing supplement. The Interest Rate for a floating rate note will be applicable from and including the Interest Reset Date to which it relates to but not including the next Interest Reset Date or until the Maturity Date, as the case may be.

    The Calculation Agent will determine the Interest Rate for a floating rate note on an Interest Determination Date in accordance with the provisions below. The Calculation Agent will, upon the request of the holder of any floating rate note and to the extent available, provide the Interest Rate then in effect for the note and, if different, the Interest Rate to be in effect as a result of a determination made on the most recent Interest Determination Date with respect to the note. With respect to floating rate notes listed on the Luxembourg Stock Exchange, promptly following each Interest Determination Date, the Calculation Agent will notify the Luxembourg Stock Exchange of the Interest Rate for the next succeeding interest period and the amount of interest payable on the next Interest Payment Date.

    LIBOR Notes. Each LIBOR Note will bear interest at a rate calculated with reference to LIBOR and the Spread and/or Spread Multiplier, if any, specified in the note and in the pricing supplement.

    Unless the pricing supplement specifies otherwise, the Calculation Agent will determine LIBOR with respect to any Interest Reset Date according to the method specified in the note and the pricing supplement, in accordance with the following provisions:

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


     if 'LIBOR Telerate' is specified as the reporting service in the pricing supplement, LIBOR will be the rate for deposits in U.S. dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date; and

     if 'LIBOR Reuters' is specified as the reporting service in the pricing supplement, LIBOR will be the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in U.S. dollars having the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following such Interest Determination Date, that appear (or, if only a single rate is required, appears) on the Designated LIBOR Page as of 11:00 a.m., London time, on that Interest Determination Date, provided that at least two such offered rates appear.

    If, the Rate Index is 'LIBOR Reuters,' and fewer than two offered rates appear, or LIBOR Reuters is not available, or if the Rate Index is 'LIBOR Telerate' and no rate appears, or LIBOR Telerate is not available, then we will determine LIBOR as follows:

     The Calculation Agent will select the principal London offices of four major banks in the London interbank market, and will request each bank to provide its offered quotation for deposits in U.S. dollars for the period of the Index Maturity designated in the pricing supplement, commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date and in a principal amount equal to an amount that is representative for a single transaction in the Index Currency in the market at that time.

     If at least two of these banks provide a quotation, the Calculation Agent will compute LIBOR on the Interest Determination Date as the arithmetic mean of the quotations.

     If fewer than two of these banks provide a quotation, the Calculation Agent will select three major banks in the City of New York to provide a rate quote. The Calculation Agent will compute LIBOR on the Interest Determination Date as the arithmetic mean of these quoted rates at approximately 3:00 p.m., New York City time, on the Interest Determination Date in U.S. dollars for loans to leading European banks, having the Index Maturity designated in the pricing supplement commencing on the second London Business Day immediately following the Interest Determination Date and in a principal amount that is representative for a single transaction in the market at that time.

     If none of these banks provides a quotation as mentioned, the rate of interest will be the same as that in effect on the Interest Determination Date.

    The 'Designated LIBOR Page' means (a) if 'LIBOR Telerate' is specified in the pricing supplement, the display on Moneyline Telerate (or any successor service) on the page specified in the pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks or (b) if 'LIBOR Reuters' is specified in the pricing supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in the pricing supplement (or any other page as may replace this page on that service) for the purpose of displaying the London interbank offered rates of major banks.

    If neither 'LIBOR Reuters' nor 'LIBOR Telerate' is specified in the applicable pricing supplement, LIBOR will be determined as if LIBOR Telerate had been specified.

    Treasury Rate Notes. Each Treasury Rate Note will bear interest at the rate calculated with reference to the Treasury Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

    Unless the pricing supplement specifies otherwise, 'Treasury Rate' means the rate for the auction held on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement as that rate appears on the display on Moneyline Telerate (or any successor service) on page 56 (or any other page as may replace this page on that service) ('Telerate Page 56') or page 57 (or any other page which replaces this page on that service) ('Telerate Page 57') under the heading 'INVESTMENT RATE.'

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     If the rate is not published as described above by 3:00 p.m., New York City time, on the Calculation Date, the Treasury Rate will be the auction average rate of Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) as otherwise announced by the United States Department of Treasury.

     In the event that the auction rate of Treasury Bills having the Index Maturity specified in the pricing supplement is not published by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) on the Interest Determination Date of Treasury Bills having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading 'U.S. Government Securities/Treasury Bills/Secondary Market' or, if not yet published by 3:00 p.m., New York City time, on the Calculation Date, the rate on the Interest Determination Date of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying that rate, under the caption 'U.S. Government Securities/Treasury Bills/Secondary Market.'

     If the rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated as a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as the case may be, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on the Interest Determination Date, of three leading primary United States government securities dealers in the City of New York selected by the Calculation Agent for the issue of Treasury Bills with a remaining maturity closest to the applicable Index Maturity.

     If fewer than three of the dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

    'H.15(519)' means 'Statistical Release H.15(519), Selected Interest Rates,' or any successor publication as published weekly by the Board of Governors of the Federal Reserve System.

    'H.15 Daily Update' means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

    Commercial Paper Rate Notes. Each Commercial Paper Rate Note will bear interest at the rate calculated with reference to the Commercial Paper Rate and the Spread and/or Spread Multiplier, if any, specified in the note and pricing supplement.

    Unless the pricing supplement specifies otherwise, 'Commercial Paper Rate' means, for an Interest Determination Date, the Money Market Yield of the rate on that date for commercial paper having the Index Maturity specified in the pricing supplement as published in H.15(519) under the heading 'Commercial
Paper -- Nonfinancial.'

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     If the rate is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity specified in the pricing supplement as published in the
     H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying this rate, under the heading 'Commercial
     Paper -- Nonfinancial.'

     If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Commercial Paper Rate for that Interest Determination Date will be the Money Market Yield of the arithmetic mean of the offered rates, as of 3:00 p.m., New York City time, of three leading dealers of commercial paper in the City of New York selected by the Calculation Agent. The offered rates will be for commercial paper having the Index Maturity specified in the pricing supplement placed for a nonfinancial issuer whose bond rating is 'AA,' or the equivalent, from a nationally recognized statistical rating organization.

     If fewer than three dealers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

    'Money Market Yield' shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

                                                D x 360
                        Money Market Yield = --------------- x 100
                                              360 - (D x M)

where 'D' refers to the per annum rate for commercial paper, quoted on a bank discount basis and expressed as a decimal; and 'M' refers to the actual number of days in the interest period for which interest is being calculated.

    CD Rate Notes. Each CD Rate Note will bear interest at the rate calculated with reference to the CD Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

    Unless the pricing supplement specifies otherwise, the 'CD Rate' means, for an Interest Determination Date, the rate on that date for negotiable certificates of deposit having the Index Maturity designated in the pricing supplement as this rate is published in H.15(519) under the heading 'CDs (Secondary Market).'

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     In the event the rate is not published by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the pricing supplement as published in the H.15 Daily Update under the heading 'CDs (Secondary Markets).'

     If the rate is not published in either H.15(519) or the H.15 Daily Update by 3:00 p.m., New York City time, on the Calculation Date, then the CD Rate will be a rate equal to the arithmetic mean of the secondary market offered rates as of 3:00 p.m., New York City time, on that Interest Determination Date, quoted by three leading non-bank dealers (selected by the Calculation Agent) in negotiable U.S. dollar certificates of deposit in the City of New York for negotiable certificates of deposit in the denomination of U.S. $5,000,000 of major United States money center banks in the City of New York with a remaining maturity closest to the Index Maturity specified in the pricing supplement.

     If fewer than three dealers so selected by the Calculation Agent are quoting as mentioned, then the rate will be the same as that in effect on such Interest Determination Date.

    Federal Funds Rate Notes. Each Federal Funds Rate Note will bear interest at the rate calculated using the Federal Funds Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

    Unless the pricing supplement specifies otherwise, 'Federal Funds Rate' means, for an Interest Determination Date, the rate on that date for Federal Funds as published in H.15(519) under the heading 'Federal Funds (Effective),' as this rate is displayed on Moneyline Telerate (or any successor service) on page 120 (or any other page as may replace this page on that service) ('Telerate Page 120').

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     If the rate does not appear on Telerate Page 120 or is not yet published by 3:00 p.m. New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate on the Interest Determination Date as published in the H.15 Daily Update or another recognized electronic source used for the purpose of displaying this rate under the heading 'Federal Funds (Effective).'

     If the rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Federal Funds Rate for the Interest Determination Date will be the arithmetic mean of the rates, as of 3:00 p.m., New York City time, on that Interest Determination Date, for the last transaction in overnight Federal Funds arranged by three leading brokers of Federal Funds transactions in the City of New York selected by the Calculation Agent.

     If fewer than three brokers are quoting as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

    Prime Rate Notes. Each Prime Rate Note will bear interest at the rate calculated using the Prime Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

    Unless the pricing supplement specifies otherwise, 'Prime Rate' means, with respect to an Interest Determination Date, the rate set forth on that date in H.15(519) under the heading 'Bank Prime Loan' or if not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on the Interest Determination Date as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying this rate, under the heading 'Bank Prime Loan.'

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest that appear on the Reuters Screen USPRIME 1 Page (as defined below) as a bank's publicly announced prime rate or base lending rate in effect as of 3:00 p.m., New York City time, for that Interest Determination Date.

     If fewer than four rates appear on the Reuters Screen USPRIME 1 Page on that date, then the Prime Rate will be the arithmetic mean of the prime rates or base lending rates quoted by three major banks in the City of New York selected by the Calculation Agent on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the Interest Determination Date.

     If fewer than three banks are quoting as mentioned, then the rate of interest will be the same as that in effect on the Interest Determination Date.

    'Reuters Screen USPRIME 1 Page' means the display page designated as page 'USPRIME 1' on the Reuters Monitor Money Rates Service (or such other page as may replace the USPRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

    11th District Rate Notes. 11th District Rate Notes will bear interest at the rates calculated with reference to the 11th District Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

    Unless the pricing supplement specifies otherwise, the '11th District Rate' means, for an Interest Determination Date, the rate equal to the monthly weighted average cost of funds for the calendar month before that date, set forth under the caption '11th District' on Telerate Page 7058 (as defined below) as of 11:00 a.m, San Francisco time, on the Interest Determination Date.

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     If the rate does not appear on Telerate Page 7058 on that Interest Determination Date, then the 11th District Rate rate will be the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District most recently announced by the FHLB of San Francisco as the cost of funds for the calendar month before the date of that announcement (the 'FHLB Index').

     If the FHLB of San Francisco does not announce the rate as mentioned, then the rate of interest will be the same as that in effect on that Interest Determination Date.

    'Telerate Page 7058' means the display page designated as page 7058 on Moneyline Telerate (or another page as may replace page 7058 on that service for the purpose of displaying the monthly weighted average cost of funds paid by member institutions of the 11th Federal Home Loan Bank District).

    CMT Rate Notes. Each CMT Rate Note will bear interest at an interest rate calculated using the CMT Rate and the Spread and/or Spread Multiplier, if any, specified in the note and the pricing supplement.

    Unless the pricing supplement specifies otherwise, the 'CMT Rate' means, for an Interest Determination Date, the rate displayed on the Designated CMT Telerate Page under the caption 'Treasury Constant Maturities' under the column for the Designated CMT Maturity Index for:

     that Interest Determination Date, if the Designated CMT Telerate Page is 7051; or

     the week, or the month, as set forth in the pricing supplement, ended immediately preceding the week in which the related Interest Determination Date occurs, if the Designated CMT Telerate Page is 7052.

    If the rate cannot be set as described above, the Calculation Agent will use the following methods in succession:

     If the rate is no longer displayed on the Designated CMT Telerate Page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index as published in H.15(519) for the Interest Determination Date.

     If the rate is no longer published, or if not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, then the CMT Rate for that Interest Determination Date will be the Treasury Constant Maturity rate for the Designated CMT Maturity Index (or other United States Treasury Rate for the Designated CMT Maturity Index) for that Interest Determination Date with respect to the Interest Reset Date then published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines is comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519).

     If that information is not available by 3:00 p.m., New York City time, on the Calculation Date, then the Calculation Agent will calculate the CMT Rate to be a yield to maturity, based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a 'Reference Dealer') in the City of New York selected by the Calculation Agent. The three Reference Dealers shall be selected from five Reference Dealers selected by the Calculation Agent by eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for the most recently issued direct noncallable fixed rate obligations of the United States ('Treasury Notes') with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year.

     If the Calculation Agent cannot obtain three Treasury Note quotations as described above, the CMT Rate will be a rate with a yield to maturity based on the arithmetic mean of the secondary market bid side prices as of approximately 3:30 p.m., New York City time, on the Interest Determination Date of three Reference Dealers in the City of New York. The three Reference Dealers shall be selected from five Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If two of these Treasury Notes have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Note with the shorter remaining term to maturity will be used.

     If fewer than five but more than two Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the bid prices obtained and neither the highest nor lowest of those quotes will be eliminated.

     If fewer than three Reference Dealers are quoting as described above, then the rate will be the same as that in effect on that Interest Determination Date.

    'Designated CMT Telerate Page' means the display on Moneyline Telerate, Inc. (or any successor service) on the page designated in the pricing supplement (or any other page as may replace that page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If that page is not specified in the pricing supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

    'Designated CMT Maturity Index' means the original period to maturity of the Treasury Notes (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the pricing supplement with respect to which the CMT Rate will be calculated.

FOREIGN CURRENCY, CURRENCY INDEXED AND OTHER INDEXED NOTES

    We may, from time to time, offer Foreign Currency Notes. See 'Special Provisions Relating to Foreign Currency Notes' and 'Risk Factors -- Risks Related to Notes Indexed to or Denominated in Foreign Currencies.'

    We may, from time to time, offer notes ('Currency Indexed Notes') of which the principal amount payable on the Maturity Date (or upon earlier redemption or repayment) and/or interest thereon will be determined with reference to the exchange rate of a Specified Currency relative to another currency or composite currency (the 'Indexed Currency') or to a currency index (the 'Currency Index'). Holders of these notes may receive a principal amount on the Maturity Date or upon earlier redemption or repayment that is greater than or less than the face amount of these notes depending upon the relative value at maturity of the Specified Currency compared to the Indexed Currency or Currency Index.

    The pricing supplement will describe the Foreign Currency Notes, the Currency Indexed Notes and the Currency Index and, when appropriate, will also provide:

     information as to the method for determining the amount of interest payable and the principal amount payable on the Maturity Date or upon earlier redemption or repayment;

     the relative value of the Specified Currency compared to the applicable Indexed Currency or Currency Index;

     any exchange controls applicable to the Specified Currency or Indexed Currency; and

     certain tax consequences to the holders of the Currency Indexed Notes.

    For more information about Foreign Currency Notes and Currency Indexed Notes, see 'Special Provisions Relating to Foreign Currency Notes' and 'Risk Factors -- Risks Related to Notes Indexed to or Denominated in Foreign Currencies.'

    We may, from time to time, also offer indexed notes ('Indexed Notes') other than Currency Indexed Notes. The principal amount of the Indexed Notes which is payable on the Maturity Date or upon earlier redemption or repayment and/or interest thereon will be determined by reference to a measure (the 'Index'). The Index will be:

     one or more equity or other indices and/or formulas;

     the price of one or more specified commodities; or

     such other methods or formulas we may specify in the pricing supplement.

    The pricing supplement will describe the Indexed Notes and the Index and will also provide,

     the method of determination of the amount of interest payable and the amount of principal payable on the Maturity Date or upon earlier redemption or repayment in respect of the Indexed Notes;

     certain tax consequences to holders of the Indexed Notes;

     certain risks associated with an investment in the Indexed Notes; and

     other information relating to the Indexed Notes.

    Your investment in the Currency Indexed Notes or in other Indexed Notes, as to principal or interest or both, entails significant risks that are not associated with similar investments in a conventional fixed-rate debt security. The interest rate on Currency Indexed Notes and other Indexed Notes may be less than that payable on a conventional fixed-rate debt security issued at the same time.

    The possibility exists that no interest will be paid or that negative interest will accrue, and the principal amount of a Currency Indexed Note or some other Indexed Note payable at maturity may be less than the original purchase price of the note. The possibility exists that no principal will be paid at maturity if the principal amount is utilized to net against accrued negative interest.

    A number of factors affect the secondary market for Currency Indexed Notes and other Indexed Notes, independent of our creditworthiness and the value of the applicable Index, the time remaining to the maturity of the notes, the amount outstanding of the notes and market interest rates. The value of the applicable Index depends on a number of interrelated factors, including economic, financial and political events, over which we have no control.

    Additionally, if the formula used to determine the principal amount or interest payable with respect to a Currency Indexed Note contains a multiple or leverage factor, the effect of any change in the applicable Index will be increased. You should not view the historical experience of the relevant Index as an indication of future performance of the Index during the term of any Currency Indexed Note or any other Indexed Note. Accordingly, you should consult your own financial and legal advisors about the risk entailed by an investment in Currency Indexed Notes and other Indexed Notes and the suitability of such notes in light of their particular circumstances.

    Unless the pricing supplement specifies otherwise:

     for the purpose of determining whether holders of the requisite principal amount of Debt Securities outstanding under the applicable Indenture have taken any action, the outstanding principal amount of Currency Indexed Notes or of other Indexed Notes will be deemed to be the face amount of those notes; and

     in the event of an acceleration of the maturity of a Currency Indexed Note or any other Indexed Note, the principal amount to be paid to the holder of that note upon acceleration will be the principal amount determined by reference to the formula by which the principal amount of that note would be determined on the Maturity Date of that note, as if the date of acceleration were the Maturity Date.

REDEMPTION

    Unless the pricing supplement specifies otherwise and as set forth in 'Redemption Upon a Tax Event,' (a) the notes will not be redeemable prior to maturity and (b) the notes will not be entitled to any sinking fund.

PREPAYMENT AT OPTION OF HOLDER

    Unless the pricing supplement specifies otherwise, the holder of the note will not have the option to require prepayment of a note prior to maturity.

BOOK-ENTRY SYSTEM

    Unless the pricing supplement specifies otherwise and except for Foreign Currency Notes, the notes when issued will be represented by a permanent global note or notes. Each permanent global note will be deposited with, or on behalf of, the Depositary and registered in the name of a nominee of the Depositary. Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or Clearstream or Euroclear (outside of the United States), if they are participants of those systems, or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold the interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and The Chase Manhattan Bank will act as depositary for Euroclear (in those capacities, the 'U.S. Depositaries'). Except under the limited circumstances described below, permanent global notes will not be exchangeable for notes in definitive form and will not otherwise be issuable in definitive form.

    Ownership of beneficial interests in a permanent global note will be limited to institutions which have accounts with the Depositary or its nominee (each a 'participant') or persons who may hold interests through participants. In addition, ownership of beneficial interests by participants in that permanent global note will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for that permanent global note. Ownership of beneficial interests in that permanent global note by persons who hold through participants will be evidenced only by, and the transfer of that ownership interest within the participant will be effected only through, records maintained by that participant. The Depositary has no knowledge of the actual beneficial owners of the notes. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair your ability to transfer your beneficial interests in that permanent global note.

    We have been advised by the Depositary that upon the issuance of a permanent global note and the deposit of that permanent global note with the Depositary, the Depositary will immediately credit on its book-entry registration and transfer system the respective principal amounts represented by that permanent global note to the accounts of participants.

    The Paying Agent will make all payments on notes represented by a permanent global note registered in the name of or held by the Depositary or its nominee to the Depositary or its nominee, as the case may be, as the registered owner and holder of the permanent global note representing the notes. The Depositary has advised us that upon receipt of any payment of principal of, or premium or interest, if any, on a permanent global note, the Depositary will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that permanent global note as shown in the records of the Depositary or its nominee. We expect that payments by participants to owners of beneficial interests in a permanent global note held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in 'street name' (i.e., the name of a securities broker or dealer), and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

    None of CIT, the Trustee, any agent of CIT, or any agent of the Trustee will be responsible or liable for any aspect of the records relating to or payments made on account of beneficial interests in a permanent global note or for maintaining, supervising, or reviewing any of the records relating to such beneficial interests.

    A permanent global note is exchangeable for definitive notes registered in the name of, and a transfer of a permanent global note may be registered to, any person other than the Depositary or its nominee, only if:

     the Depositary notifies us that it is unwilling or unable to continue as Depositary for that permanent global note or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor Depositary within 90 days;

     we, in our sole discretion, determine that the permanent global note will be exchangeable for definitive notes in registered form; or

     an event of default under the applicable Indenture shall have occurred and be continuing, as described in the prospectus, and we, the applicable Trustee, or the applicable Registrar and Paying Agent notify the Depositary that the global note will be exchangeable for definitive notes in registered form.

    Any permanent global note which is exchangeable will be exchangeable in whole for definitive notes in registered form, of like tenor and of an equal aggregate principal amount as the permanent global note,

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in denominations of $1,000 and integral multiples thereof. Those definitive notes will be registered in the name or names of such person or persons as the Depositary shall instruct the Trustee. We expect that those instructions may be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the permanent global note.

    In the event definitive notes are issued, you may transfer the definitive notes by presenting them for registration to the Registrar at its New York office or at the office of the transfer agent in Luxembourg (in the case of notes listed on the Luxembourg Stock Exchange), as the case may be. If you transfer less than all of your definitive notes, you will receive a definitive note or notes representing the retained amount from the registrar at its New York office or at the office of the transfer agent in Luxembourg (in the case of notes listed on the Luxembourg Stock Exchange), as the case may be, within 30 days of presentation for transfer. Notes presented for registration must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. You can obtain a form of written instrument of transfer from the registrar at its New York office or at the office of the transfer agent in Luxembourg (in the case of notes listed on the Luxembourg Stock Exchange), as the case may be. We may require you to pay a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive notes, but otherwise transfers will be without charge. If we issue definitive notes, principal of and interest on the notes will be payable in the manner described below,

     the transfer of the notes will be registrable, and

     the notes will be exchangeable for notes bearing identical terms and provisions.

    If we issue definitive notes, we will do so at the office of the Paying Agent, including any successor Paying Agent and Registrar for the notes, currently located at One Bank One Plaza, Suite 0286, Chicago, Illinois 60670
(in the case of Senior Notes) and 101 Barclay Street, New York, New York 10286 (in the case of Senior Subordinated Notes) and at the office of BNP Paribas Securities Services, Luxembourg Branch, as the Luxembourg paying agent (the 'Luxembourg Paying Agent'), in the case of notes listed on the Luxembourg Stock Exchange, currently located at 23 Avenue de la Porte Neuve, L-2085, Luxembourg. We will maintain a Luxembourg Transfer Agent and Luxembourg Paying Agent as long as notes are listed on the Luxembourg Stock Exchange.

    We may pay interest on definitive notes, other than interest at maturity or upon redemption, by mailing a check to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. The term 'record date,' as used in the prospectus supplement, means the close of business on the fifteenth day preceding any interest payment date.

    Notwithstanding the foregoing, the Depositary, as holder of the notes, or a holder of more than $1 million in aggregate principal amount of notes in definitive form, may require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions. The Paying Agent must receive these instructions not less than ten days prior to the applicable interest payment date.

    The Paying Agent or, in the case of notes listed on the Luxembourg Stock Exchange, the Luxembourg Paying Agent, as the case may be, will pay the principal and interest payable at maturity or upon redemption by wire transfer of immediately available funds against presentation of a note at the office of the Paying Agent or, in the case of notes listed on the Luxembourg Stock Exchange, the Luxembourg Paying Agent, as the case may be. We will maintain a Luxembourg Transfer Agent and Luxembourg Paying Agent as long as notes are listed on the Luxembourg Stock Exchange. So long as notes are listed on the Luxembourg Stock Exchange, we will publish notice of any change in the Luxembourg Transfer Agent or Luxembourg Paying Agent or its address in a leading daily newspaper with general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

    Except as provided above, owners of beneficial interests in a permanent global note will not be entitled to receive physical delivery of notes in definitive form and will not be considered the holders of these notes for any purpose under the Indenture, and no permanent global note will be exchangeable, except for another permanent global note of like denomination and tenor to be registered in the name of the Depositary or its nominee. So, each person owning a beneficial interest in a permanent global note must rely on the procedures of the Depositary and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the Indenture.

    We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a permanent global note desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take this action, and the participants would authorize beneficial owners owning through participants to give or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

    The Depository Trust Company. The Depositary has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a 'banking organization' within the meaning of the New York Banking Law, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the New York Uniform Commercial Code, and a 'clearing agency' registered under the Exchange Act. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in securities through electronic book-entry changes in accounts of the participants. By doing so, the Depositary eliminates the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. The Depositary is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to the Depositary and its participants are on file with the Securities and Exchange Commission.

    We believe that the sources from which the information in this section concerning the Depositary and the Depositary's system has been obtained are reliable, but we take no responsibility for the accuracy of the information.

    Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ('Clearstream Participants') and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance, and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including Agents, securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations and may include the Agents. Indirect access to Clearstream, is also available to others, such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

    Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream, Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream.

    Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ('Euroclear Participants') and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Euroclear S.A./N.V. (the 'Euroclear Operator'), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the 'Cooperative'). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the

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Cooperative. The Cooperative establishes policy for Euroclear on behalf of
Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the Agents. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the 'Terms and Conditions'). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

    Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

    Initial settlement for the notes will be made in immediately available funds. Secondary market trading between participants in the Depositary will occur in the ordinary way in accordance with the Depositary's rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

    Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary. However, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). If the transaction meets the settlement requirements, the relevant European international clearing system will deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. depositaries.

    Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a participant in the Depositary will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Credits or any transactions in notes settled during this processing will be reported to the relevant Euroclear or Clearstream Participants on that following business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream Participant or a Euroclear Participant to a participant in the Depositary will be received with value on the Depositary settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in the Depositary.

    Although the Depositary, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Clearstream and Euroclear, they are under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time.

PAYMENT OF ADDITIONAL AMOUNTS

    We expect that all amounts payable with respect to principal of, interest on, or otherwise with respect to the notes will be paid free and clear of and without withholding or deduction for or on account of any present or future taxes, assessments or governmental charges imposed or levied by or on behalf of the United States or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, assessments or governmental charges is required by law.

    Any reference in the prospectus supplement or any pricing supplement to the payment of 'principal' and/or 'interest' in respect of the notes shall be deemed also to refer to any additional amounts which may be payable as described under this heading 'Description of the Notes -- Payment of Additional Amounts.'

    Subject to the exceptions and limitations set forth below, we will pay as additional interest on the notes additional amounts so that the net payment of the principal of and interest on the notes to a person that is not a United States Holder (as defined in 'Material United States Federal Income Tax Consequences'), after deduction for any present or future tax, assessment, or governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount that would have been payable had no withholding or deduction been required.

    Our obligation to pay additional amounts shall not apply:

        (1) to a tax, assessment, or governmental charge that is imposed or withheld solely because the holder, or a fiduciary, settlor, beneficiary, member, or shareholder of the holder if the holder is an estate, trust, partnership, or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder:

           (a) is or was present or engaged in trade or business in the United States or has or had a permanent establishment in the United States;

           (b) has a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

           (c) is or has been a foreign or domestic personal holding company, a passive foreign investment company, or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization; or

           (d) is or was a '10-percent shareholder' of CIT as defined in section 871(h)(3) of the Internal Revenue Code of 1986, as amended (the 'Code'), or any successor provision;

        (2) to any holder that is not the sole beneficial owner of the notes, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that the beneficial owner, a beneficiary or settlor with respect to the fiduciary, or a member of the partnership would not have been entitled to the payment of an additional amount had the beneficial owner, beneficiary, settlor, or member received directly its beneficial or distributive share of the payment;

        (3) to a tax, assessment, or governmental charge that is imposed or withheld solely because the holder or any other person failed to comply with certification, identification, or information reporting requirements concerning the nationality, residence, identity, or connection with the United States of the holder or beneficial owner of the notes, if, without regard to any tax treaty, compliance is required by statute or by regulation of the United States Treasury Department as a precondition to exemption from any tax, assessment, or other governmental charge;

        (4) to a tax, assessment, or governmental charge that is imposed other than by withholding by CIT or a paying agent from the payment;

        (5) to a tax, assessment, or governmental charge that is imposed or withheld solely because of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

        (6) to an estate, inheritance, gift, sales, excise, transfer, wealth, or personal property tax or a similar tax, assessment, or governmental charge;

        (7) to any tax, assessment, or other governmental charge any paying agent must withhold from any payment of principal of or interest on any note, if the payment can be made without that withholding by any other paying agent;

        (8) to any tax, assessment, or other governmental charge that is imposed or withheld on a payment to an individual that is required pursuant to any European Union Directive on the taxation of savings implementing the conclusions of ECOFIN Council Meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

        (9) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of the principal of, or any premium or interest on, any note, if that payment can be made without such withholding by at least one other paying agent, including by presenting the note to another paying agent in a member state of the European Union; or

        (10) in the case of any combination of the above items.

    The notes are subject in all cases to any tax, fiscal, or other law or regulation or administrative or judicial interpretation applicable. Except as specifically provided under this heading 'Payment of Additional Amounts' and under the heading 'Redemption Upon a Tax Event,' we do not have to make any payment with respect to any tax, assessment, or governmental charge imposed by any government or a political subdivision or taxing authority.

REDEMPTION UPON A TAX EVENT

    If:

     we become or will become obligated to pay additional amounts as described under the heading ' -- Payment of Additional Amounts' as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, any official position regarding the application or interpretation of those laws, regulations, or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, or a taxing authority of the United States takes an action on or after the date of this prospectus supplement, whether or not with respect to us or any of our affiliates, that results in a substantial probability that we will or may be required to pay additional amounts, then we may, at our option, redeem as a whole, but not in part, the notes on any interest payment date on not less than 30 nor more than 60 calendar days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption; provided that we determine, in our business judgment, that the obligation to pay additional amounts cannot be avoided by the use of reasonable measures available to us, not including substitution of the obligor under the notes.

    A redemption under the second bullet point above may not be made unless we shall have received an opinion of independent counsel to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading ' -- Payment of Additional Amounts' and we shall have delivered to the Trustee a certificate, signed by a duly authorized officer, stating that based on that opinion we are entitled to redeem the notes pursuant to their terms.

PROPOSED EU DIRECTIVE ON THE TAXATION OF SAVINGS INCOME

    On December 13, 2001, the European Commission published a draft directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that member states of the European Union will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. The proposed directive is not yet final, and it may be subject to further amendment and/or clarification.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

TERMS OF THE NOTES

    Unless the pricing supplement specifies otherwise, we will denominate the notes in U.S. dollars and we will make all payments on the notes in U.S. dollars. Unless the pricing supplement specifies otherwise, the following provisions shall apply to Foreign Currency Notes. The following specific provisions supplement the description of general terms of the notes set forth in the prospectus and elsewhere in this prospectus supplement and, if the description of the general terms of the notes is inconsistent, these provisions override and replace them. We will issue Foreign Currency Notes in registered form only, without coupons.

CURRENCIES

    Unless the pricing supplement specifies otherwise, you must pay for Foreign Currency Notes in the Specified Currency. At present, limited facilities are available in the United States for conversion of U.S. dollars into the Specified Currencies and vice versa. Banks offer non-U.S. dollar checking or savings account facilities in the United States only on a limited basis. However, if you make a request five Business Days or more before the date of delivery of the notes, or by any other day determined by the applicable Exchange Rate Agent, the Exchange Rate Agent will arrange for the conversion of U.S. dollars into the Specified Currency set forth in the pricing supplement to enable you to pay for the Foreign Currency Notes. The Exchange Rate Agent will make conversions on terms and subject to the conditions, limitations, and charges as the Exchange Rate Agent may from time to time establish in accordance with its regular foreign exchange practices. You will bear all costs of exchange of the Foreign Currency Notes.

DISTRIBUTION OF FOREIGN CURRENCY NOTES

    Unless otherwise specified in the applicable pricing supplement, foreign currency notes will be issued in global form to the London Paying Agent or its nominee who will hold such notes as common depositary for Clearstream and Euroclear. Unless otherwise specified in the applicable pricing supplement, investors will hold book-entry interests in a foreign currency global note through organizations that participate, directly or indirectly, in Clearstream and Euroclear systems, as applicable. Book-entry interests in foreign currency notes and all transfers relating to foreign currency notes will be reflected only in the book-entry records of Euroclear and Clearstream.

PAYMENT OF PRINCIPAL AND INTEREST

    We will make all payments on Foreign Currency Notes in the Specified Currency. However, except as provided below or as otherwise specified in the pricing supplement, you will receive all payments on Foreign Currency Notes in U.S. dollars as converted by the Exchange Rate Agent we appoint. However, unless the pricing supplement specifies to the contrary, you may elect to receive payments in the Specified Currency under the circumstances described below.

    The Exchange Rate Agent will base the U.S. dollar amount, if any, you may receive on a Foreign Currency Note on the highest bid quotation received by the Exchange Rate Agent at approximately 11:00 a.m., New York City time, on the second Business Day preceding the applicable Interest Payment Date. The Exchange Rate Agent must receive bids from three recognized foreign exchange dealers (one of which may be the Exchange Rate Agent) for the purchase by the quoting dealer of the Specified Currency for U.S. dollars for settlement on the applicable payment date, in an amount equal to the aggregate amount of the Specified Currency payable to all holders of notes not electing to receive the Specified Currency on the payment date and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the Specified Currency. You will bear all currency exchange costs and we will deduct the costs incurred from payments made to you.

    Unless the pricing supplement specifies otherwise, you may elect to receive payments on the Foreign Currency Notes in the Specified Currency by transmitting a written request to the principal offices of the Paying Agent:

     prior to the Record Date immediately preceding any Interest Payment Date or at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of payments to be made on the maturity date or upon earlier redemption or repayment.

    You may mail or hand deliver your written request or deliver it by cable, telex, or other form of facsimile transmission. You may elect to receive payment in the Specified Currency for all payments and need not file a separate election for each payment. Your election will remain in effect until revoked by written notice to the Paying Agent, but written notice of any revocation must be received by the Paying Agent:

     on or prior to the Record Date in the case of any payment of interest or at least fifteen days prior to the maturity date or the date of redemption or repayment, if any, in the case of the payment of principal and premium, if any.

    If you hold Foreign Currency Notes in the name of a broker or nominee, you should contact your broker or nominee to determine whether and how you may elect to receive payments in the Specified Currency.

    Unless the pricing supplement specifies otherwise, we will make payments on each Foreign Currency Note in U.S. dollars in the manner specified under 'Description of the Notes -- Payment and Paying Agents.' Unless the pricing supplement specifies to the contrary, if you elect to receive payments on Foreign Currency Notes in the Specified Currency, we will make payments to you as follows:

     we will pay interest (other than interest payable, on the maturity date or upon earlier redemption or repayment) to you in the Specified Currency by bank draft mailed to you or your nominee or other registered holder at the close of business on the applicable Record Date.

     we will pay the principal of and premium, if any, on the Foreign Currency Note and any interest payable to you when due by bank draft upon surrender of the note at the corporate trust office of the Paying Agent in the Borough of Manhattan, City of New York.

     we will draw the drafts denominated in a Specified Currency on a bank office located outside the United States.

    If the Paying Agent receives a written request to be paid by wire transfer from a holder of the equivalent of U.S. $1,000,000 or more in aggregate principal amount of the Foreign Currency Notes not later than the close of business on a Record Date for an interest payment or the fifteenth day prior to the maturity date or the date of redemption or repayment, if any, the Paying Agent will, subject to applicable laws and regulations, until it receives notice to the contrary (but, in the case of payments to be made on the maturity date or earlier redemption or repayment, only after the surrender of the note or notes in the Borough of Manhattan, City of New York, not later than one Business Day prior to the maturity date or the date of redemption or repayment, as the case may be), make all payments denominated in the Specified Currency to the requesting holder by wire transfer to an account designated in the written request and maintained in the country of the Specified Currency.

OUTSTANDING FOREIGN CURRENCY NOTES

    Unless the pricing supplement specifies otherwise, for purposes of calculating the principal amount of any Foreign Currency Note payable in a Specified Currency for any purpose under the Indentures, we will deem the principal amount of the Foreign Currency Note at any time outstanding to be the U.S. dollar equivalent, determined as of the date of the original issuance of the Foreign Currency Note.

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


PAYMENT CURRENCY

    If a Specified Currency is not available for any payment on a Foreign Currency Note due to circumstances beyond our control, we will be entitled to meet our obligations to you by making payment in U.S. dollars. Any payment in U.S. dollars will be on the basis of the noon buying rate in the City of New York for cable transfers of the Specified Currency as certified for customs purposes by the Federal Reserve Bank of New York (the 'Market Exchange Rate') on the second day prior to any payment, or if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate or as the pricing supplement otherwise specifies. Under these circumstances, any payment made in U.S. dollars where required payment is in a Specified Currency will not constitute a default under the Indentures.

    If we are required to make payments on a Foreign Currency Note in Euros, and Euros are unavailable due to circumstances beyond our control, we will make all payments due on that date with respect to the Foreign Currency Notes in U.S. dollars. The Exchange Rate Agent will convert the amount payable in Euros on any date into U.S. dollars, at a rate determined by the Exchange Rate Agent as of the second Business Day prior to the date on which payment is due on the following basis: The equivalent of Euros in U.S. dollars will be calculated by aggregating the U.S. dollar equivalents of the Components. The Paying Agent will determine the U.S. dollar equivalent of each of the Components on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable pricing supplement. The 'Components' for this purpose will be the currency amounts that were components of the Euro as of the latest date on which Euros were used in the European Monetary System.

    If the official unit of any component currency is altered by way of combination or subdivision, the Exchange Rate Agent or the Paying Agent, as the case may be, will multiply or divide the number of units of that currency as a Component in the same proportion. If two or more component currencies are consolidated into a single currency, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amounts of those currencies as Components by an amount in such single currency equal to the sum of the amounts of the consolidated component currencies expressed in the consolidated currency. If any component currency is divided into two or more currencies, the Exchange Rate Agent or Paying Agent, as the case may be, will replace the amount of that currency as a Component with amounts of those currencies, each of which shall have a value on the date of division equal to the amount of the former component currency divided by the number of currencies into which that currency was divided.

    All determinations referred to above by the Exchange Rate Agent or Paying Agent shall be at its sole discretion (except to the extent expressly provided in this prospectus supplement that any determination is subject to our approval) and, in the absence of manifest error, shall be conclusive for all purposes and binding on you. The Exchange Rate Agent or Paying Agent, as the case may be, shall have no liability for the determination. Any payment made in U.S. dollars in the circumstances set forth above where required payment is in a Specified Currency will not constitute a default under the Indentures.

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             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following summary, which was prepared by Schulte Roth & Zabel LLP, counsel to CIT, describes material United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. Except where indicated, it deals only with notes held by initial purchasers as capital assets and does not deal with special situations, such as those of banks or dealers in securities or financial institutions, life insurance companies, United States Holders whose 'functional currency' is not the U.S. dollar, persons holding notes in connection with a hedging transaction, 'straddle,' conversion transaction or other integrated transaction, traders in securities that elect to mark to market or holders liable for the alternative minimum tax. In addition, with respect to a particular series of notes, the discussion below must be read with the discussion of material federal income tax consequences that may appear in the pricing supplement for that series. The discussion below also is based upon the provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), and the regulations ('Treasury Regulations'), rulings, and judicial decisions thereunder as of the date of this prospectus supplement. Those authorities may be repealed, revoked, modified, or otherwise changed so as to result in federal income tax consequences different from those discussed below. Persons considering the purchase, ownership, or disposition of notes should consult their own tax advisors concerning the federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

    A 'United States Holder' is a beneficial owner of a note, as defined for U.S. federal income tax purposes, that is:

     a citizen or resident of the United States;

     a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States, or the District of Columbia;

     an estate the income of which is subject to United States federal income taxation regardless of its source; or

     a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

    A 'Non-United States Holder' is a beneficial owner of a note, as defined for U.S. federal income tax purposes, that is not a United States Holder.

    If a note is held by an entity that is a flow-through entity for U.S. federal income tax purposes (e.g. a partnership or disregarded entity), the beneficial owner of the note is generally the owner of an interest in the flow-through entity (unless such owner is itself a flow-through entity). The treatment of the owner of an interest in a flow-through entity will generally depend upon the status of the owner and upon the activities of the flow-through entity. Holders of notes who are flow-through entities for U.S. tax purposes, and owners of interests in such flow-through entities, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of notes.

    Payments of Interest. Except as set forth below, interest on a note will generally be taxable to a United States Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the United States Holder's method of accounting for tax purposes.

    Original Issue Discount. The following is a summary of the principal United States federal income tax consequences of the ownership of Original Issue Discount Notes by United States Holders. Additional rules applicable to Original Issue Discount Notes that are denominated in or determined by reference to a Specified Currency are described under 'Foreign Currency Notes' below.

    A note may be issued for an amount that is less than its stated redemption price at maturity (i.e., the sum of all payments to be made on the note other than 'qualified stated interest' payments). The difference between the stated redemption price at maturity of the note and its 'issue price,' if such difference is at least 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity, will be 'original issue discount' ('OID'). The 'issue price' of each note will

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be the initial offering price to the public at which a substantial amount of the particular offering is sold. A 'qualified stated interest' payment is stated interest that is unconditionally payable at least annually at a single fixed rate or, generally, at a rate (a 'Variable Rate') that varies among payment periods:

     if that rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds or that is based upon the changes in the yield or price of certain actively traded personal property.

    Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Notes that may be redeemed prior to their maturity date at the option of the issuer will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a lower yield to maturity. Notes that may be redeemed prior to their maturity date at the option of the holder will be treated from the time of issuance as having a maturity date for federal income tax purposes on such redemption date if such redemption would result in a higher yield to maturity. The pricing supplement will specify if we issue notes that are redeemable prior to maturity and if we determine that the notes will be deemed to have a maturity date for federal income tax purposes prior to their maturity date.

    In certain cases (such as where interest payments are deemed not to be qualified stated interest payments), notes that bear interest from a non-tax standpoint may be deemed instead to be Original Issue Discount Notes for federal income tax purposes. As a result, the inclusion of interest in income for federal income tax purposes may vary from the actual cash payments of interest made on those notes, generally accelerating the recognition of income for cash method taxpayers. For those purposes, the Treasury Regulations provide rules for determining whether payments pursuant to a note with a Variable Rate will be treated as payments of qualified stated interest. The pricing supplement for any series of notes will specify whether they are Original Issue Discount Notes and, in the case of notes with a Variable Rate, will describe the applicable rules for inclusion of OID in income of a United States Holder.

    United States Holders of Original Issue Discount Notes having a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments. The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Note is the sum of the 'daily portions' of OID with respect to the note for each day during the taxable year in which such United States Holder held such note ('accrued OID'). The daily portion is determined by allocating to each day in any 'accrual period' a pro rata portion of the OID allocable to that accrual period. The accrual period for an Original Issue Discount Note may be of any length and may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs at the beginning or the end of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess (if any) of:

     the product of the note's 'adjusted issue price' at the beginning of such accrual period and its yield to maturity, as determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over the sum of any qualified stated interest payments allocable to the accrual period.

    The following rules apply to determine OID allocable to an accrual period:

     if an interval between payments of qualified stated interest contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval is allocated on a pro rata basis to each accrual period in the interval and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the beginning of the first day of the accrual period but is not payable until the end of the interval;

     if the accrual period is the final accrual period, the amount of OID allocable to the final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price of the note at the beginning of the final accrual period; and

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


     if all accrual periods are of equal length, except for an initial short accrual period, the amount of OID allocable to the initial short accrual period may be computed under any reasonable method.

    The adjusted issue price of the note at the start of any accrual period is equal to its issue price, increased by the accrued OID for each prior accrual period, and reduced by any prior payments with respect to that note that were not qualified stated interest payments. Under these rules, a United States Holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to report to the IRS the amount of OID accrued on notes held of record by persons other than corporations and other exempt holders.

    If a United States Holder acquires a note for an amount greater than the note's adjusted issue price but less than the sum of all amounts (other than qualified stated interest) payable with respect to the note after the date of acquisition, the note will be treated as acquired at an acquisition premium. If a United States Holder acquires a note at an acquisition premium, the United States Holder's daily portions of OID with respect to the note will be reduced by an allocable portion of the amount by which the price paid by such holder exceeds the note's adjusted issue price.

    In the case of Original Issue Discount Notes having a term of one year or less ('Short-Term Original Issue Discount Notes'), OID is included in income currently either on a straight-line basis or, if the United States Holder so elects, under the constant yield method used generally for OID as described above. However, United States Holders that are individuals or other cash method taxpayers are not required to include accrued OID on Short-Term Original Issue Discount Notes in their income currently unless they elect to do so. If such a United States Holder that does not elect to currently include the OID in income subsequently recognizes a gain upon the disposition of the note, such gain will be treated as ordinary interest income to the extent of the accrued OID. Furthermore, a non-electing United States Holder of a Short-Term Original Issue Discount Note may be required to defer deductions for a portion of the United States Holder's interest expense with respect to any indebtedness incurred or maintained to purchase or carry the note.

    Market Discount. If a United States Holder acquires a note, other than in an original issue, at a greater than de minimis market discount and thereafter recognizes gain upon a disposition, or makes a gift, of the note, the lesser of:

     such gain or, in the case of a gift, appreciation, or

     the portion of the market discount which accrued on a straight line basis, or, if the United States Holder so elects, on a constant yield basis, while the note was held by such United States Holder, will be treated as ordinary income at the time of the disposition or gift.

    For these purposes, market discount means the amount by which the purchaser's basis in the note immediately after its acquisition is exceeded by the sum of all amounts (other than qualified stated interest) payable with respect to the note after the date of acquisition, or in the case of an Original Issue Discount Note, is exceeded by the adjusted issue price of the note at the time of its acquisition by the United States Holder.

    Market discount is considered de minimis if it is less than 0.25 percent, multiplied by the number of remaining complete years to maturity, and multiplied by the sum of all amounts (other than qualified interest) payable with respect to the note (or, in the case of an Original Issue Discount Note, the adjusted issue price). The market discount rules do not apply to a note with a maturity of one year or less.

    A United States Holder may elect to include accrued market discount in income currently, which would correspondingly increase the United States Holder's basis in the notes, rather than upon disposition of the notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

    A United States Holder of notes acquired at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such notes until the market discount is recognized upon a subsequent disposition of such notes. Such a deferral is not required, however, if the United States Holder elects to include accrued market discount in income currently.

    Amortization of Premium. A note may be considered to have been issued at a 'premium' to the extent that the United States Holder's tax basis in the note exceeds the note's outstanding stated redemption price at maturity. A United States Holder generally may elect to amortize any premium on a note by offsetting payments of qualified stated interest on the note with the premium allocable to the accrual period or periods to which the qualified stated interest relates. The offset occurs at the time the holder of the note includes the qualified stated interest in its income in accordance with its regular method of tax accounting. The amount of premium allocable to each accrual period is determined using a constant yield method. In the case of instruments that provide for alternative payment schedules, the amount of premium is generally determined by assuming that the holder will exercise or not exercise options in a manner that maximizes the holder's yield and we will exercise or not exercise options in a manner that minimizes the holder's yield (except that we will be assumed to exercise call options in a manner that maximizes the holder's yield). Any election would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

    Election to Treat All Interest as OID. United States Holders may elect to treat all interest on any note as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a United States Holder makes this election for a note with amortizable bond premium, the election is treated as an election under the amortizable bond premium provisions described above and the electing United States Holder will be required to amortize bond premium for all of the holder's other debt instruments with amortizable bond premium. The United States Holder must make the election for the taxable year in which it acquires the note, and the election may not be revoked without the consent of the IRS. United States Holders should consult with their own tax advisors about this election.

    Sale, Exchange, and Retirement of Notes. A United States Holder's tax basis in a note will, in general, be the United States Holder's cost therefor, increased by all accrued OID or market discount previously included in income and reduced by any amortized premium and any cash payments on the note other than qualified stated interest payments. Upon the sale, exchange, or retirement of a note, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, or retirement and the adjusted tax basis of the note. Except as described above with respect to certain Short-Term Original Issue Discount Notes and notes with market discount, and except with respect to gain or loss attributable to changes in exchange rates as described below with respect to certain Foreign Currency Notes, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, or retirement the note has been held for more than one year. For individual United States Holders, long-term capital gains are, under certain circumstances, taxed at lower rates than ordinary income. The deductibility of capital losses is subject to limitations.

    Foreign Currency Notes. The following is a summary of the principal United States federal income tax consequences to a United States Holder of the ownership of a note denominated in a Specified Currency other than the U.S. dollar and deals only with Foreign Currency Notes that are not treated, for federal income tax purposes, as an integrated economic transaction in conjunction with one or more spot contracts, futures contracts or similar financial instruments. Persons considering the purchase of Foreign Currency Notes should consult their own tax advisors with regard to the application of the United States federal income tax laws to their particular situations, as well as any consequences arising under the laws of any other taxing jurisdiction.

    If interest payments are made in a Specified Currency to a United States Holder who is not required to accrue such interest prior to its receipt, the holder will be required to include in income the U.S. dollar value of the amount received (determined by translating the Specified Currency received at the 'spot rate' for the Specified Currency on the date that payment is received), regardless of whether the payment is in fact converted into U.S. dollars. The holder does not recognize any exchange gain or loss with respect to the receipt of payment.

    A United States Holder who is required to accrue interest on a Foreign Currency Note prior to receipt of interest will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during each year, determined by translating interest at the average rate of exchange for the period or periods during which interest accrued. The average rate of exchange for an interest accrual period is generally the simple average of the exchange rates for each business day of the application period (or other average that is reasonably derived and consistently applied by the holder). An accrual basis holder may, however, elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the holder's taxable year) or on the date the interest payment is received if that date is within five business days of the end of the accrual period. Any election would apply to all debt securities held or subsequently acquired by the United States Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS. Upon receipt of an interest payment on a note, the holder will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of the payment (determined by translating any Specified Currency received at the spot rate for such Specified Currency on the date received) and the U.S. dollar value of the interest income that holder has previously included in income with respect to the payment. Any gain or loss generally will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

    OID on a Foreign Currency Note will be determined for any accrual period in the applicable Specified Currency and then translated into U.S. dollars in the same manner as interest income accrued by a United States Holder on the accrual basis, as described above. Likewise, a United States Holder will recognize exchange gain or loss when the OID is paid to the extent of the difference between the U.S. dollar value of the accrued OID (determined in the same manner as for accrued interest) and the U.S. dollar value of the payment (determined by translating any Specified Currency received at the spot rate for the Specified Currency on the date of payment). For this purpose, all receipts on a note will be viewed:

     first as the receipt of any periodic interest payments called for under the terms of the note;

     second as receipts of previously accrued OID (to the extent of such OID), with payments considered made for the earliest accrual periods first; and

     thereafter as the receipt of principal.

    A United States Holder's tax basis in a Foreign Currency Note will be the U.S. dollar value of the Specified Currency amount paid for that Foreign Currency Note determined at the time of purchase. In the case of a note that is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the cost of the note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. A United States Holder who purchases a note with the applicable previously owned Specified Currency will recognize exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between the tax basis in the Specified Currency and the fair market value of the note in U.S. dollars on the date of purchase. The gain or loss will be ordinary income or loss.

    For purposes of determining the amount of any gain or loss recognized by a United States Holder on the sale, exchange, or retirement of a Foreign Currency Note, the amount realized will be the U.S. dollar value of the amount realized in the Specified Currency (other than amounts attributable to accrued but unpaid interest not previously included in the holder's income), determined at the time of the sale, exchange, or retirement and in accordance with the applicable method of accounting. In the case of a note which is denominated in a foreign currency and is traded on an established securities market, a cash basis taxpayer (or, if it elects, an accrual basis taxpayer) will determine the U.S. dollar value of the amount realized by translating that amount at the spot rate of exchange on the settlement date of the sale.

    A United States Holder will recognize exchange gain or loss attributable to the movement in exchange rates between the time of purchase and the time of disposition (including the sale, exchange, or retirement) of a Foreign Currency Note. This gain or loss will be treated as ordinary income or loss. This gain or loss may be required to be netted against any non-exchange gain or loss in calculating overall gain or loss on a note. If a Foreign Currency Note is denominated in one of certain hyperinflationary

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currencies, generally exchange gain or loss would be realized with respect to movements in the exchange rate between the beginning and end of each taxable year (or such shorter period) that the note was held and the exchange gain or loss would be treated as an addition or offset, respectively, to the accrued interest income on (and an adjustment to the holder's tax basis in) the Foreign Currency Note.

    A United States Holder's tax basis in any Specified Currency received as interest on (or OID with respect to), or received on the sale or retirement of, a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate at the time the holder received the Specified Currency. Any gain or loss recognized by a United States Holder on a sale, exchange, or other disposition of Specified Currency will be ordinary income or loss and will not be treated as interest income or expense, except to the extent provided in Treasury Regulations or administrative pronouncements of the IRS.

    Indexed Notes. The tax treatment of a United States Holder of an Indexed Note will depend on factors including the specific index or indices used to determine indexed payments on the note and the amount and timing of any contingent payments of principal and interest. You should carefully examine the pricing supplement and should consult your own tax advisors regarding the United States federal income tax consequences of the holding and disposition of such notes before deciding to purchase an Indexed Note.

NON-UNITED STATES HOLDERS

    Under present United States federal tax law, and subject to the discussion below concerning backup withholding:

        (a) payments of principal, interest (including OID, if any) and premium on the notes by CIT or our paying agent to any Non-United States Holder will be exempt from the 30% United States federal withholding tax, provided that:

         the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote;

         the holder is not a controlled foreign corporation related, directly or indirectly, to CIT through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code; and

         the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below;

        (b) a Non-United States Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange, or retirement of the note, unless:

         the holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

         the gain is effectively connected with the holder's conduct of a trade or business in the United States; and

        (c) a note held by an individual who is not, for United States estate tax purposes, a resident or citizen of the United States at the time of his death will not be subject to United States federal estate tax, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of CIT entitled to vote and, at the time of the individual's death, payments with respect to the note would not have been effectively connected to the conduct by the individual of a trade or business in the United States.

    The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of a note certifies on Internal Revenue Service ('IRS') Form W-8BEN or other successor form, under penalties of perjury, that it is not a United States person and provides its name and address, and (i) the beneficial owner files IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on behalf of the beneficial owner by a securities clearing organization, bank, or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS

                                      S-46





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Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. With respect to notes held by a foreign partnership, unless the foreign partnership has entered into a withholding agreement with the IRS, the foreign partnership will generally be required to provide an IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner. Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

    If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if premium (if any) or interest (including OID) on the note (or gain realized on its sale, exchange, or other disposition) is effectively connected with the conduct of its trade or business, the Non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular United States income tax on its effectively connected income, generally in the same manner as if it were a United States Holder. See 'United States Holders' above. In lieu of the certificates described in the preceding paragraph, a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from withholding tax. In addition, if a Non-United States Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current United States federal income tax law, information reporting requirements apply to certain payments of principal, premium, and interest made to, and to the proceeds of sales before maturity by, non-corporate United States Holders. In addition, a backup withholding tax will apply if the non-corporate United States Holder (i) fails to furnish its Taxpayer Identification Number ('TIN') which, for an individual, is his Social Security Number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed to properly report payments of interest and dividends, or (iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. The backup withholding rate is 30% (subject to periodic reductions through 2006). Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Information reporting and backup withholding will not apply to payments made on a note to Non-United States Holders if the certifications required by the Code sections 871(h) and 881(c) as described above are received, provided that CIT or our paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

    Under current Treasury regulations, payments on the sale, exchange, or other disposition of a note made to or through a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is (i) a United States person, (ii) a controlled foreign corporation for United States federal income tax purposes, (iii) a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or (iv) a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payment to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

    Non-United States Holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the IRS.

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                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of the notes to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts which we may use in connection with our business or which we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance bulk purchases of receivables and/or the acquisition of other finance-related businesses.

                        CAPITALIZATION OF CIT GROUP INC.

    The following table sets forth our capitalization as of June 30, 2002 reflecting the combined capitalization of CIT Group Inc. (Nevada), Tyco Capital Holding, Inc. ('TCH') and CIT Group Inc. (Del) on a pro forma basis to
(1) reflect the issuance of 200,000,000 shares of our common stock in connection with the initial public offering of CIT's common stock completed on July 8, 2002 at a per share offering price of $23.00; (2) reflect the issuance on July 15, 2002 of an additional 11,573,200 shares of CIT common stock pursuant to the exercise of an over-allotment option granted to the underwriters in the initial public offering at a per share offering price of $23.00 and (3) reflect the issuance of 316,302 shares of restricted common stock to be issued to CIT officers and employees in substitution for Tyco restricted shares held by such persons.

    This table should be read in conjunction with 'Selected Consolidated Financial Information of CIT Group Inc.,' which is included elsewhere in this prospectus supplement.

                                                               JUNE 30, 2002
                                                              (IN MILLIONS OF
                                                               U.S. DOLLARS)
                                                              ---------------
Commercial paper............................................     $    34.0
Bank credit facilities......................................       8,534.2
Term debt...................................................      24,054.9
CIT obligated mandatorily redeemable preferred securities of subsidiary trust holding
  solely debentures of CIT ('Preferred Capital
  Securities')..............................................         258.1
Stockholders' equity:
    Preferred stock, $0.01 par value, 100,000,000
      authorized; none issued and outstanding...............            --
    Common stock, $0.01 par value, 600,000,000 authorized;
      211,889,502 issued and outstanding on an as adjusted
      basis.................................................           2.1
    Additional paid in capital..............................      10,669.6
    Accumulated deficit.....................................      (5,857.5)
    Accumulated other comprehensive loss....................         (50.6)
                                                                 ---------
    Total shareholder's equity..............................       4,763.6
                                                                 ---------
Total capitalization........................................      37,644.8
Goodwill and other intangible assets, net...................        (384.4)
                                                                 ---------
Total tangible capitalization...............................     $37,260.4
                                                                 ---------
                                                                 ---------
Total tangible shareholder's equity.........................     $ 4,379.2
                                                                 ---------
                                                                 ---------

---------

* Excludes 15,541,432 shares of common stock that are subject to options granted to CIT officers, directors and employees concurrent with the initial public offering.

    Other than as disclosed or contemplated in this prospectus supplement or in the documents incorporated in this prospectus supplement by reference, since June 30, 2002, there has been no material change in the capitalization of CIT and its consolidated subsidiaries.

                              PLAN OF DISTRIBUTION

    We are offering the notes on a continuing basis for sale directly by us in those jurisdictions where we are authorized to do so. In addition, subject to the terms and conditions set forth in the Global Selling Agency Agreement, dated September 13, 2002, we may offer the notes through any of the Agents, Lehman Brothers Inc., Banc of America Securities LLC, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Salomon Smith Barney Inc., UBS Warburg LLC or one or more other Agents we appoint from time to time, who have separately agreed to use their reasonable best efforts to solicit offers to purchase the notes. We may also sell notes to any Agent, as principal, at a discount for resale to one or more investors or other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by that Agent or, if so agreed, on a fixed public offering price basis. Unless otherwise specified in the pricing supplement, we will pay each Agent a commission, in the form of a discount which, depending on the maturity of the notes placed by such Agent, will range from .03% to .75% of the principal amount of the notes, except that the commission we may pay to the Agents with respect to notes with maturities of greater than thirty years will be negotiated at the time we issue those notes. We will not pay a commission to the Agents on the notes we sell directly to purchasers. Payment of the purchase price of the notes will be required to be made in immediately available funds.

    The Agents may offer the notes they have purchased as principal to other dealers. The Agents may sell notes to any dealer at a discount and, unless the pricing supplement specifies to the contrary, a discount allowed to any dealer will not be in excess of the discount we allow the Agent. Unless the pricing supplement specifies to the contrary, an Agent purchasing a note as principal will pay a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a note of identical maturity, and the Agent may resell this note to investors and other purchasers as described above. After the initial public offering of notes to be resold to investors and other purchasers, the public offering price (in the case of a fixed price public offering), concession and discount may change.

    We will have the sole right to accept offers to purchase notes and may, in our absolute discretion, reject any proposed purchase of notes in whole or in part. Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the notes.

    If one or more Agents purchase notes in an offering as principal on a fixed price basis, the Agent or Agents may engage in certain transactions that stabilize the price of those notes. Those transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of those notes. If the Agent or Agents create a short position in those notes (i.e., if it sells notes in an aggregate principal amount exceeding that set forth in the pricing supplement), that Agent or Agents may reduce that short position by purchasing notes in the open market.

    In general, the purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases.

    We and the Agents make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the Agents make no representations that anyone will engage in such transactions or that those transactions, once commenced, will continue.

    Each Agent may be deemed to be an 'underwriter' within the meaning of the Securities Act of 1933. We have agreed to indemnify each Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments each Agent may be required to make in respect thereof.

    We have been advised by the Agents that each of the Agents may from time to time purchase and sell notes in the secondary market, but is not obligated to do so and may discontinue making a market in the notes at any time without notice. No assurance can be given as to the existence or liquidity of any secondary market for the notes.

    Some of the Agents or their affiliates may from time to time provide investment banking and/or commercial banking services to us and may from time to time engage in transactions with and/or perform other services for us in the ordinary course of business.

                             OFFERING RESTRICTIONS

    The notes will be offered for sale in the United States and, from time to time, in jurisdictions outside the United States, subject to applicable law.

    Each Agent has agreed that it will not offer, sell, or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement, the prospectus, any pricing supplement or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will, to the best of the Agent's knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on us except as set forth in the Global Selling Agency Agreement.

    You may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which you purchase the notes. These taxes and charges are in addition to the issue prices set forth on the cover page.

UNITED KINGDOM

    Each Agent has represented and agreed that:

    1. No offer to public: with respect to notes which have a maturity of one year or more and which are not to be admitted to the Official List of the UK Listing Authority, it has not offered or sold and prior to the expiry of a period of six months from the issue date of such notes will not offer or sell any such notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

    2. Financial Promotion: it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000 (the 'FSMA')) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not, or in the case of CIT, would not, if it was not an authorised institution, apply to CIT; and

    3. General compliance: it has complied and will comply with all applicable provisions of Part VI of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

GERMANY

    No selling prospectus (Verkaufsprospekt) has been or will be published in respect of the notes and each Agent will be required to comply with the German Securities Selling Prospectus Act (Wertpapier-Verkaufsprospektgesetz) of December 13, 1990, as amended.

THE NETHERLANDS

    Each Agent represents and agrees that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes with a denomination of less than 'E'50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which includes banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions or exceptions to the prohibition contained in Article 3 of the Dutch Securities Transactions Supervision Act 1995 ('Wet toezicht effectenverkeer 1995') is applicable and the conditions attached to such exemption or exception are complied with.

THE REPUBLIC OF FRANCE

    The notes will be issued outside the Republic of France and each Agent has represented and agreed that, in connection with any distribution of the notes, it has not offered or sold any will not offer or sell, directly or indirectly, any of the notes to the public in the Republic of France and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement or any other offering material relating to the notes.

JAPAN

    No series of notes has been nor will be registered under the Securities and Exchange Law of Japan and each of the Agents has represented and agreed that it and its affiliates have not offered or sold, and will not offer or sell, directly or indirectly, any of the notes by it in or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan, except pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan available thereunder and otherwise in compliance with the Securities and Exchange Law of Japan and the other relevant laws, regulations and guidelines of Japan.

HONG KONG

    Each Agent and its affiliates have represented and agreed that they have not offered or sold, and they will not offer or sell, the notes by means of any document to persons in Hong Kong other than persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or otherwise in circumstances which do not constitute an offer to the public within the meaning of the Hong Kong Companies Ordinance (Chapter 32 of the Laws of Hong
Kong).

                                 LEGAL MATTERS

    The validity of the notes offered will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York. Certain legal matters in connection with the notes will be passed upon for the agents by Wilmer, Cutler & Pickering, Washington, D.C.

                            INDEPENDENT ACCOUNTANTS

    The consolidated balance sheet of CIT Group Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the periods from January 1, 2001 to June 1, 2001 and June 2, 2001 to September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part, have been so incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of The CIT Group, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part, in reliance on the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

    The stand-alone balance sheet of CIT Group Inc. (Del) as of September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of Tyco Capital Holding, Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the period from October 13, 2000 (date of inception), to September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus supplement and the accompanying prospectus form a part, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                LUXEMBOURG LISTING AND OTHER GENERAL INFORMATION

    We have applied to list the notes under the program on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange. In connection with the listing application, we have deposited the Certificate of Incorporation and the By-laws of CIT and a legal notice relating to the issuance of the notes prior to listing with the Chief Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg), where you may obtain copies of these documents upon request. So long as any of the notes are outstanding, we will make available, at the office of BNP Paribas Securities Services, Luxembourg Branch, copies of these documents, this prospectus supplement, the prospectus, the Indenture, and our current annual and quarterly reports, as well as all future annual reports and quarterly reports. We will prepare our next annual report, which will cover a twelve-month period ending September 30, 2002, within 90 days of September 30, 2002. The financial information in this report will reflect the restructuring of CIT and its separation from Tyco as described under 'Selected Consolidated Financial Information of CIT Group Inc.' BNP Paribas Securities Services, Luxembourg Branch will act as intermediary between CIT and the holders of the notes. In addition, you may obtain free copies of the annual reports and quarterly reports of CIT at this office.

    The Luxembourg Stock Exchange has allocated to the Global Medium Term Note Program the number 12580 for listing purposes.

    Other than as disclosed or contemplated in this prospectus supplement or in the documents incorporated in this prospectus supplement by reference, there has been no material adverse change in the financial position of CIT since June 30, 2002.

    Other than as disclosed or contemplated in this prospectus supplement or in the documents incorporated in this prospectus supplement by reference, neither CIT nor any of its subsidiaries is involved in, or aware of any pending or threatened, litigation, arbitration, or administrative proceedings relating to claims or amounts that are material in the context of the issuance of the notes.

    CIT's board of directors adopted resolutions authorizing the issuance and sale of the notes on July 2, 2002. We undertake that each issuance of notes from time to time under this prospectus supplement will be authorized by all necessary corporate action on our part.

    The notes, the Indenture, and the Global Selling Agency Agreement are governed by, and are to be construed in accordance with, the laws of the State of New York and of the United States, applicable to agreements made and to be performed wholly within those jurisdictions.

    This prospectus supplement and the accompanying prospectus may be used only for the purposes for which they were published. This prospectus supplement and the accompanying prospectus together represent an offer to sell the notes but only under circumstances and in jurisdictions where it is lawful to do so.

    We will identify in the applicable pricing supplement whether the notes have been accepted for clearance through the Depositary, Euroclear and Clearstream systems. The CUSIP, Common Code, the International Securities Identification Number (ISIN) or the identification number for any other relevant clearing system for each series of notes will be set out in the relevant pricing supplement.

    We have undertaken, in connection with the listing of the notes, that if, while notes are outstanding and listed on the Luxembourg Stock Exchange, there shall occur any adverse change in our business or financial position that is material in the context of the issuance of the notes which is not reflected in this prospectus supplement (or any of the documents incorporated by reference in this prospectus supplement) and if so required by the Luxembourg Stock Exchange, we will prepare or procure the preparation of an amendment or supplement of this prospectus supplement or, as the case may be, publish a new prospectus supplement for use in connection with any subsequent offering by us of notes to be listed on the Luxembourg Stock Exchange. Because the prospectus supplement supersedes the attached prospectus to the extent that they are inconsistent, we undertake to revise the attached prospectus only where changes in our business or financial condition cannot be addressed through amendments to this prospectus supplement.

                     FORM OF APPLICABLE PRICING SUPPLEMENT

    Set out below is substantially the form of pricing supplement which is expected to be completed for each series of notes listed on the Luxembourg Stock Exchange and offered and sold pursuant to this prospectus supplement and the accompanying prospectus. The notes may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to this prospectus supplement and the accompanying prospectus for a description of the specific terms and conditions of the particular series of notes.

                                        RULE 424(b)(3)
                                        REGISTRATION STATEMENT NOS. 333-92258
                                        AND 333-98743

PRICING SUPPLEMENT NO.
DATED           ,      TO
PROSPECTUS, DATED SEPTEMBER 13, 2002 AND
PROSPECTUS SUPPLEMENT, DATED SEPTEMBER 13, 2002

                                 CIT GROUP INC.
                     GLOBAL MEDIUM-TERM FLOATING RATE NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

(   ) Senior Note                     (   ) Senior Subordinated Note

Principal Amount: [    %]

Proceeds to Corporation: [    %] or [$       ].

Discounts and Commissions: [   %] or [$       ].

Issue Price: [        ].

Specified Currency: [          ]

Original Issue Date: [                ].

Maturity Date: [                    ].

Interest Rate Basis: [   ].

Spread: [                    ].

Interest Rate (if fixed rate note): [    ].

Initial Interest Rate (if floating rate note): [                              ].

It is expected that the Notes will be ready for delivery in book-entry form on
or about        , .

                               [NAMES OF AGENTS]

Form: Global Note.

Interest Reset Date (if floating rate note): [                ].

Rate Cut-Off Date (if floating rate note): [                ].

Accrual of Interest: [                ].

Interest Payment Dates: [                ].

Calculation Date (if floating rate note): [                ].

Interest Determination Date (if floating rate note): [                ].

Minimum Interest Rate: 0.0%.

Maximum Interest Rate: Maximum Rate permitted by New York law.

Calculation Agent (if floating rate note): [                ].

Trustee, Registrar, Authenticating and Paying Agent: [                ].

Agents: [                ].

Additional Paying Agents: [                ].

Listing: [                    ].

Common Code: [                    ].

ISIN: [                              ].

Depositaries: [                              ].

Other Relevant Information: [                                        ].

Responsibility

We accept responsibility for the information contained in this pricing supplement.

Signed on behalf of CIT Group Inc.:

By: ______________________________
Duly Authorized

PROSPECTUS

                                     [Logo]

                                 CIT GROUP INC.
                                DEBT SECURITIES

                              -------------------

    We may issue up to an aggregate of $11,478,000,000 of debt securities in one or more series with the same or different terms.

    When we offer specific debt securities, we will disclose the terms of those debt securities in a prospectus supplement that accompanies this prospectus. The prospectus supplement may also add, update and modify information contained or incorporated by reference in this prospectus. BEFORE YOU MAKE YOUR INVESTMENT DECISION, WE URGE YOU TO CAREFULLY READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DESCRIBING THE SPECIFIC TERMS OF ANY OFFERING, TOGETHER WITH ADDITIONAL INFORMATION DESCRIBED UNDER THE HEADING 'WHERE YOU CAN FIND MORE INFORMATION.'

    These debt securities may be either senior or senior subordinated in priority of payment and will be direct unsecured obligations.

    The terms of any debt securities offered to the public will depend on market conditions at the time of sale. We reserve the sole right to accept or reject, in whole or in part, any proposed purchase of the debt securities that we offer.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF OFFERED SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 13, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
CIT GROUP INC...............................................    3

RATIOS OF EARNINGS TO FIXED CHARGES.........................   12

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........   13

USE OF PROCEEDS.............................................   14

DESCRIPTION OF DEBT SECURITIES..............................   15

PLAN OF DISTRIBUTION........................................   20

EXPERTS.....................................................   21

LEGAL OPINIONS..............................................   21

WHERE YOU CAN FIND MORE INFORMATION.........................   21

                                 CIT GROUP INC.

GENERAL

    CIT is a leading global commercial and consumer finance company that has been a consistent provider of financing and leasing capital since 1908. With about $48 billion of managed assets, we have the financial resources, intellectual capital and product knowledge to serve the needs of our clients across a wide variety of industries. Our clients range from small private companies to many of the world's largest and most respected multinational corporations.

    We commenced operations in 1908 and have developed a broad array of 'franchise' businesses that focus on specific industries, asset types and markets, which are balanced by client, industry and geographic diversification. We had $4.5 billion of shareholder's equity at June 30, 2002.

    On June 1, 2001, CIT was acquired by a wholly-owned subsidiary of Tyco International Ltd. ('Tyco'), a diversified manufacturing and service company, in a purchase business combination recorded under the 'push-down' method of accounting, resulting in a new basis of accounting for the 'successor' period beginning June 2, 2001. Information relating to all 'predecessor' periods prior to the acquisition is presented using CIT's historical basis of accounting. Following the acquisition, we changed our fiscal year end from December 31 to September 30 to conform with that of Tyco. On September 30, 2001, we sold certain international subsidiaries that had assets of approximately
$1.8 billion and liabilities of $1.5 billion to a non-U.S. subsidiary of Tyco for a promissory note equal to the net book value. Our earnings included the results of these subsidiaries through September 30, 2001. On February 11, 2002, CIT repurchased these international subsidiaries for a purchase price equal to the net book value. The financial information presented in this section includes the international subsidiaries repurchased from Tyco for all periods presented; as a result, the Balance Sheet Data at September 30, 2001 varies slightly from comparable data reported in CIT's Form 10-K for the transition period ended September 30, 2001.

    On July 8, 2002, Tyco completed a sale of 100% of CIT's common stock in an initial public offering. Immediately prior to the offering, a restructuring was effectuated whereby our predecessor CIT Group Inc., a Nevada corporation (which is referred to in this prospectus as CIT Group Inc. (Nevada)) was merged with and into its parent Tyco Capital Holding, Inc., and that combined entity was further merged with and into CIT Group Inc. (Del), a Delaware corporation. In connection with the reorganization, CIT Group Inc. (Del) was renamed CIT Group Inc. As a result of the reorganization, CIT is the successor to CIT Group Inc. (Nevada)'s business, operations, obligations and SEC registration.

    We have divested over $5 billion of non-core, less profitable assets and reduced annual operating expenses by $150 million over the last year. These improvements will allow us to continue to effectively execute our strategy across our broad range of businesses.

    The financial data in this section reflects the four business segments that comprise CIT, as follows:

     Equipment Financing and Leasing

     Specialty Finance

     Commercial Finance

     Structured Finance

    We conduct our operations through strategic business units that market products and services to satisfy the financing needs of specific customers, industries, vendors/manufacturers and markets. Our business segments are described in greater detail below.

    We offer commercial lending and leasing in all four of the segments, providing a wide range of financing and leasing products to small, midsize and larger companies across a wide variety of industries, including: manufacturing, retailing, transportation, aerospace, construction, technology, communication and various service-related industries. The secured lending, leasing and factoring products of our operations include direct loans and leases, operating leases, leveraged and single investor leases, secured revolving lines of credit and term loans, credit protection, accounts receivable collection, import and export financing, debtor-in-possession and turnaround financing, and acquisition and expansion financing.

Consumer lending is conducted in our Specialty Finance segment and consists primarily of home equity lending to consumers originated largely through a network of brokers and correspondents.

    Transactions are generated through direct calling efforts with borrowers, lessees, equipment end-users, vendors, manufacturers and distributors and through referral sources and other intermediaries. In connection with our separation from Tyco, we entered into a financial services cooperation agreement with Tyco under which we may have the opportunity to offer financing and other services to Tyco and Tyco customers. In addition, our strategic business units jointly structure certain transactions and refer or cross-sell transactions to other CIT units to best meet our customers' overall financing needs. We also buy and sell participations in and syndications of finance receivables and/or lines of credit. In addition, from time to time in the normal course of business, we purchase finance receivables in bulk to supplement our originations and sell select finance receivables and equipment under operating leases for risk and other balance sheet management purposes, or to improve profitability.

EQUIPMENT FINANCING AND LEASING SEGMENT

    Our Equipment Financing and Leasing operations had total financing and leasing assets of $14.5 billion at June 30, 2002, representing 40.6% of total financing and leasing assets, and managed assets were $19.2 billion, or 40.2% of total managed assets. We conduct our Equipment Financing and Leasing operations through two strategic business units:

     Equipment Financing offers secured equipment financing and leasing and focuses on the broad distribution of its products through manufacturers, dealers/distributors, intermediaries and direct calling efforts primarily in manufacturing, construction, transportation, food services/stores and other industries.

     Capital Finance offers secured equipment financing and leasing by directly marketing customized transactions of commercial aircraft and rail equipment.

    Equipment Financing and Capital Finance personnel have extensive expertise in managing equipment over its full life cycle, including purchasing new equipment, maintaining and repairing equipment, estimating residual values and re-marketing via re-leasing or selling equipment. Equipment Financing's and Capital Finance's equipment and industry expertise enables them to effectively manage residual value risk. For example, Capital Finance can repossess commercial aircraft, if necessary, obtain any required maintenance and repairs for such aircraft, and recertify such aircraft with appropriate authorities. We manage the equipment, the residual value, and the risk of equipment remaining idle for extended periods of time and, where appropriate, we locate alternative equipment users or purchasers.

    The following table sets forth the managed assets of our Equipment Financing and Leasing segment at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                           DECEMBER 31,
                                               JUNE 30,    SEPTEMBER 30,   ---------------------------------------------
EQUIPMENT FINANCING AND LEASING                  2002          2001          2000        1999        1998        1997
-------------------------------                  ----          ----          ----        ----        ----        ----
                                                      (SUCCESSOR)                          (PREDECESSOR)
Finance receivables..........................  $ 9,418.4     $11,555.0     $14,202.7   $12,999.6   $10,592.9   $ 9,804.1
Operating lease equipment, net...............    5,081.0       4,554.1       5,875.3     4,017.1     2,774.1     1,905.6
                                               ---------     ---------     ---------   ---------   ---------   ---------
   Total financing and leasing assets........   14,499.4      16,109.1      20,078.0    17,016.7    13,367.0    11,709.7
Finance receivables previously securitized
 and still managed by us.....................    4,658.2       4,464.8       6,387.2     2,189.4          --          --
                                               ---------     ---------     ---------   ---------   ---------   ---------
Total managed assets.........................  $19,157.6     $20,573.9     $26,465.2   $19,206.1   $13,367.0   $11,709.7
                                               ---------     ---------     ---------   ---------   ---------   ---------
                                               ---------     ---------     ---------   ---------   ---------   ---------

    During the nine months ended September 30, 2001, certain intersegment transfers of assets were completed from Equipment Financing to Specialty Finance to better align marketing and risk management efforts, to further improve operating efficiencies and to implement a more uniform North American business strategy.

EQUIPMENT FINANCING

    Equipment Financing had total financing and leasing assets of $8.7 billion at June 30, 2002, representing 24.4% of our total financing and leasing assets, and managed assets were $13.4 billion, or 28.0% of total managed assets. Equipment Financing offers secured equipment financing and leasing products, including loans, leases, wholesale and retail financing for distributors and manufacturers, loans guaranteed by the U.S. Small Business Administration, operating leases, sale and leaseback arrangements, portfolio acquisitions, municipal leases, revolving lines of credit and in-house syndication capabilities. In connection with our acquisition by Tyco, in fiscal 2002 Equipment Financing ceased origination of, and placed in liquidation status, the trucking and franchise finance portfolios. The portfolios approximated
$0.9 billion at June 30, 2002.

    Equipment Financing is a diversified, middle-market, secured equipment lender with a global presence and strong North American marketing coverage. At June 30, 2002, its portfolio included significant financing and leasing assets to customers in a number of different industries, with manufacturing being the largest as a percentage of financing and leasing assets, followed by construction and transportation. The Small Business Lending group is the number one provider of Small Business Administration loans in the United States, based on dollar amount of SBA loan authorizations.

    Products are originated through direct calling on customers and through relationships with manufacturers, dealers, distributors and intermediaries that have leading or significant marketing positions in their respective industries. This provides Equipment Financing with efficient access to equipment end-users in many industries across a variety of equipment types.

    The following table sets forth the managed assets of Equipment Financing at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions). Both the increase in assets during 2000 and the decrease in assets in 2001 resulted primarily from asset transfers between Specialty Finance and Equipment Financing.

                                                                                            DECEMBER 31,
                                                 JUNE 30,    SEPTEMBER 30,   -------------------------------------------
EQUIPMENT FINANCING                                2002          2001          2000        1999        1998       1997
-------------------                                ----          ----          ----        ----        ----       ----
                                                        (SUCCESSOR)                         (PREDECESSOR)
Finance receivables............................  $ 7,888.2     $ 9,782.0     $12,153.7   $10,899.3   $8,497.6   $7,403.4
Operating lease equipment, net.................      818.6       1,281.7       2,280.7     1,066.2      765.1      623.8
                                                 ---------     ---------     ---------   ---------   --------   --------
Total financing and leasing assets.............    8,706.8      11,063.7      14,434.4    11,965.5    9,262.7    8,027.2
Finance receivables previously securitized and
 still managed by us...........................    4,658.2       4,464.8       6,387.2     2,189.4         --         --
                                                 ---------     ---------     ---------   ---------   --------   --------
Total managed assets...........................  $13,365.0     $15,528.5     $20,821.6   $14,154.9   $9,262.7   $8,027.2
                                                 ---------     ---------     ---------   ---------   --------   --------
                                                 ---------     ---------     ---------   ---------   --------   --------

CAPITAL FINANCE

    Capital Finance had financing and leasing assets of $5.8 billion at June 30, 2002, which represented 16.2% of our total financing and leasing assets and 12.2% of managed assets. Capital Finance specializes in providing customized leasing and secured financing primarily to end-users of commercial aircraft and railcars, including operating leases, single investor leases, equity portions of leveraged leases, and sale and leaseback arrangements, as well as loans secured by equipment. Typical Capital Finance customers are middle-market to larger-sized companies. New business is generated through direct calling efforts supplemented with transactions introduced by intermediaries and other referral sources.

    Capital Finance has provided financing to commercial airlines for over 30 years. The Capital Finance aerospace portfolio includes most of the leading U.S. and foreign commercial airlines, with a fleet of approximately 200 aircraft and an average age of approximately eight years. Capital Finance has developed strong direct relationships with most major airlines and major aircraft and aircraft engine manufacturers. This provides Capital Finance with access to technical information, which enhances customer service, and provides opportunities to finance new business. As of June 30, 2002, remaining commitments to purchase aircraft from both Airbus Industrie and The Boeing Company totaled 94 units at an approximate value of $4.4 billion, including options to purchase additional units. Additionally, in some cases CIT has the flexibility to delay or terminate certain positions. Deliveries of these new aircraft are scheduled to take place through 2006. As of June 30, 2002, all delivered aircraft have been placed in service. Remaining deliveries for calendar years 2002 and 2003 are 5 and 19, respectively, of which all 2002 and eight 2003 deliveries have customers in place as of June 30, 2002.

    Capital Finance has over 25 years of experience in financing the rail industry, contributing to its knowledge of asset values, industry trends, product structuring and customer needs. Capital Finance has a dedicated rail equipment group, maintains relationships with several leading railcar manufacturers, and has a significant direct calling effort on railroads and rail shippers in the United States. The Capital Finance rail portfolio includes loans and/or leases to all of the U.S. and Canadian Class I railroads (which are railroads with annual revenues of at least $250 million) and numerous shippers. The operating lease fleet includes primarily covered hopper cars used to ship grain and agricultural products, plastic pellets and cement; gondola cars for coal, steel coil and mill service; open hopper cars for coal and aggregates; center beam flat cars for lumber; and boxcars for paper and auto parts.

    The following table sets forth the financing and leasing assets of Capital Finance at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                             DECEMBER 31,
                                                    JUNE 30,   SEPTEMBER 30,   -----------------------------------------
CAPITAL FINANCE                                       2002         2001          2000       1999       1998       1997
---------------                                       ----         ----          ----       ----       ----       ----
                                                          (SUCCESSOR)                        (PREDECESSOR)
Finance receivables...............................  $1,530.2     $1,773.0      $2,049.0   $2,100.3   $2,095.3   $2,400.7
Operating lease equipment, net....................   4,262.4      3,272.4       3,594.6    2,950.9    2,009.0    1,281.8
                                                    --------     --------      --------   --------   --------   --------
Total financing and leasing assets................  $5,792.6     $5,045.4      $5,643.6   $5,051.2   $4,104.3   $3,682.5
                                                    --------     --------      --------   --------   --------   --------
                                                    --------     --------      --------   --------   --------   --------

SPECIALTY FINANCE SEGMENT

    The Specialty Finance segment is the combination of the former Vendor Technology Finance and Consumer segments, which were consolidated during the second quarter of 2001, consistent with how activities are reported internally to management. Specialty Finance assets include certain small ticket commercial financing and leasing assets, vendor programs and consumer home equity. At
June 30, 2002, the Specialty Finance financing and leasing assets totaled
$10.0 billion, representing 28.0% of total financing, and leasing assets and managed assets were $17.3 billion, representing 36.3% of total managed assets. As part of our review of non-strategic businesses, in fiscal 2001 we sold approximately $1.4 billion of our manufactured housing loan portfolio and we are liquidating the remaining assets. We also exited the recreational vehicle finance receivables origination market and placed the existing portfolio in liquidation status. In October 2001, we sold approximately $700 million of this liquidating portfolio. The primary focus of the consumer business is home equity lending. As part of an ongoing strategy to maximize the value of its origination network and to improve overall profitability, Specialty Finance sells individual loans and portfolios of loans to banks, thrifts and other originators of consumer loans.

    Specialty Finance forms relationships with industry-leading equipment vendors, including manufacturers, dealers and distributors, to deliver customized asset-based sales and financing solutions in a wide array of vendor programs. These alliances allow CIT's vendor partners to better utilize core competencies, reduce capital needs and drive incremental sales volume. As part of these programs, we offer credit financing to the manufacturer's customers for the purchase or lease of the manufacturer's products and enhanced sales tools to manufacturers and vendors, such as asset management services, efficient loan processing, and real-time credit adjudication. Higher level partnership programs provide integration with the vendor's business planning process and product offering systems to improve execution and reduce cycle times. Specialty Finance has significant vendor programs in information technology and telecommunications equipment and serves many other industries through its global network.

    These vendor alliances feature traditional vendor finance programs, joint ventures, profit sharing and other transaction structures entered into with large, sales-oriented corporate vendor partners. In the case of joint ventures, Specialty Finance and the vendor combine sales and financing activities through a distinct legal entity that is jointly owned. Generally, these arrangements are accounted for on an equity basis, with profits and losses distributed according to the joint venture agreement. Additionally, Specialty Finance generally purchases finance receivables originated by the joint venture entities. Specialty Finance also utilizes 'virtual joint ventures,' whereby the assets are originated on Specialty Finance's balance sheet, while profits and losses are shared with the vendor. These types of strategic alliances are a key source of business for Specialty Finance. New vendor alliance business is also generated through intermediaries and other referral sources, as well as through direct end-user relationships.

    The home equity products include both fixed and variable rate closed-end loans and variable rate lines of credit. This unit primarily originates, purchases and services loans secured by first or second liens on detached, single family residential properties. Customers borrow for the purpose of consolidating debts, refinancing an existing mortgage, funding home improvements, paying education expenses and, to a lesser extent, purchasing a home, among other reasons. Specialty Finance primarily originates loans through brokers and correspondents with a high proportion of home equity applications processed electronically over the internet via BrokerEdge'sm' using proprietary systems. Through experienced lending professionals and automation, Specialty Finance provides rapid turnaround time from application to loan funding, a characteristic considered to be critical by its broker relationships.

    Consumer contract servicing for securitization trusts and other third parties is provided through a centralized Asset Service Center. Our Asset Service Center centrally services and collects substantially all of our consumer receivables, including loans originated or purchased by our Specialty Finance segment, as well as loans originated or purchased and subsequently securitized with servicing retained. The servicing portfolio also includes loans owned by third parties that are serviced by our Specialty Finance segment for a fee on a 'contract' basis. These third-party portfolios totaled $3.1 billion at June 30, 2002.

    Commercial assets are serviced via our several centers in the United States, Canada and internationally. During the nine months ended June 30, 2002, Specialty Finance closed selected service centers in North America and Europe.

    The following table sets forth the managed assets of our Specialty Finance segment at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions). The reduction in financing and leasing assets during 2001 reflects the disposition (or partial disposition) of non-strategic businesses, including the United Kingdom dealer business and manufactured housing loans.

                                                                                            DECEMBER 31,
                                                 JUNE 30,    SEPTEMBER 30,   -------------------------------------------
SPECIALTY FINANCE                                  2002          2001          2000        1999        1998       1997
-----------------                                  ----          ----          ----        ----        ----       ----
                                                        (SUCCESSOR)                         (PREDECESSOR)
Finance receivables
   Commercial..................................  $ 6,371.6     $ 6,791.6     $ 6,864.5   $ 7,488.9   $     --   $     --
   Home Equity.................................    1,241.0       2,760.2       2,451.7     2,215.4    2,244.4    1,992.3
   Liquidating Portfolios
      Recreational vehicles(1).................       20.8         742.6         648.0       361.2      744.0      501.9
      Manufactured housing.....................      637.5         470.9       1,802.1     1,666.9    1,417.5    1,125.7
      Other(2).................................      191.9         229.7         298.2       462.8      848.4      313.1
                                                 ---------     ---------     ---------   ---------   --------   --------
                                                     850.2       1,443.2       2,748.3     2,490.9    3,009.9    1,940.7
Operating lease equipment, net.................    1,546.9       1,796.1       1,256.5     2,108.8         --         --
                                                 ---------     ---------     ---------   ---------   --------   --------
Total financing and leasing assets(3)..........   10,009.7      12,791.1      13,321.0    14,304.0    5,254.3    3,933.0
Finance receivables previously securitized and
 still managed by us...........................    7,309.7       5,683.1       4,729.1     8,849.9    2,516.9    2,385.6
                                                 ---------     ---------     ---------   ---------   --------   --------
Total managed assets...........................  $17,319.4     $18,474.2     $18,050.1   $23,153.9   $7,771.2   $6,318.6
                                                 ---------     ---------     ---------   ---------   --------   --------
                                                 ---------     ---------     ---------   ---------   --------   --------

---------

(1) In October 2001, we sold approximately $700 million of recreational vehicle finance receivables.

(2) Balances include recreational boat and wholesale loan product lines exited in 1999.

(3) Prior year balances have been conformed to include our former Vendor Technology and Consumer segments.

    As previously discussed, during the nine months ended September 30, 2001, certain intersegment transfers of assets were completed from Equipment Financing to Specialty Finance and are reflected in the table above.

COMMERCIAL FINANCE SEGMENT

    At June 30, 2002, the financing and leasing assets of our Commercial Finance segment totaled $8.2 billion, representing 22.9% of total financing and leasing assets and 17.2% of managed assets. We conduct our Commercial Finance operations through two strategic business units, both of which focus on accounts receivable and inventories as the primary source of security for their lending transactions.

     Commercial Services provides traditional secured commercial financing, as well as factoring and receivable/collection management products to companies in apparel, textile, furniture, home furnishings and other industries.

     Business Credit provides traditional secured commercial financing to a full range of borrowers from small to larger-sized companies for working capital business expansion and turnaround needs.

    The following table sets forth the financing and leasing assets of Commercial Finance at June 30, 2002, September 30, 2001 and at December 31 for each of the years in the four-year period ended December 31, 2000 ($ in millions).

                                                                                             DECEMBER 31,
                                                    JUNE 30,   SEPTEMBER 30,   -----------------------------------------
COMMERCIAL FINANCE                                    2002         2001          2000       1999       1998       1997
------------------                                    ----         ----          ----       ----       ----       ----
                                                          (SUCCESSOR)                        (PREDECESSOR)
Commercial Services...............................  $4,536.4     $5,112.2      $4,277.9   $4,165.1   $2,481.8   $2,113.1
Business Credit...................................   3,644.1      3,544.9       3,415.8    2,837.0    2,514.4    2,137.7
                                                    --------     --------      --------   --------   --------   --------
   Total financing and leasing assets.............   8,180.5      8,657.1       7,693.7    7,002.1    4,996.2    4,250.8
   Total receivables securitized and still managed
    by us.........................................        --           --            --         --         --         --
                                                    --------     --------      --------   --------   --------   --------
   Total managed assets...........................  $8,180.5     $8,657.1      $7,693.7   $7,002.1   $4,996.2   $4,250.8
                                                    --------     --------      --------   --------   --------   --------
                                                    --------     --------      --------   --------   --------   --------

    In 1999, Commercial Services acquired two domestic factoring businesses, which added in excess of $1.5 billion in financing and leasing assets.

Commercial Services

    Commercial Services had total financing and leasing assets of $4.5 billion at June 30, 2002, which represented 12.7% of our total financing and leasing assets and 9.5% of managed assets. Commercial Services offers a full range of domestic and international customized credit protection, lending and outsourcing services that include working capital and term loans, factoring, receivable management outsourcing, bulk purchases of accounts receivable, import and export financing and letter of credit programs. Commercial Services generates business regionally from a variety of sources, including direct calling efforts and referrals from existing clients and other sources.

    Financing is provided to clients through the purchase of accounts receivable owed to clients by their customers, as well as by guaranteeing amounts due under letters of credit issued to the clients' suppliers, which are collateralized by accounts receivable and other assets. The purchase of accounts receivable is traditionally known as 'factoring' and results in the payment by the client of a factoring fee which is commensurate with the underlying degree of credit risk and recourse, and which is generally a percentage of the factored receivables or sales volume. When Commercial Services 'factors' (i.e., purchases) a customer invoice from a client, it records the customer receivable as an asset and also establishes a liability for the funds due to the client ('credit balances of factoring clients'). Commercial Services also may advance funds to its clients prior to collection of receivables, typically in an amount up to 80% of eligible accounts receivable (as defined for that transaction), charging interest on such advances (in addition to any factoring fees) and satisfying such advances from receivables collections.

    Clients use Commercial Services' products and services for various purposes, including improving cash flow, mitigating or reducing the risk of charge-offs, increasing sales and improving management information. Further, with the TotalSource'sm' product, clients can outsource bookkeeping, collection and other receivable processing activities. These services are attractive to industries outside the typical factoring markets, providing growth opportunities for Commercial Services.

Business Credit

    Financing and leasing assets of Business Credit totaled $3.6 billion at June 30, 2002 and represented 10.2% of our total financing and leasing assets and 7.7% of managed assets. Business Credit offers revolving and term loans secured by accounts receivable, inventories and fixed assets to smaller through larger-sized companies. Clients use such loans primarily for working capital, growth, expansion, acquisitions, refinancings and debtor-in-possession financing, reorganization and restructurings, and turnaround financings. Business Credit sells and purchases participation interests in such loans to and from other lenders.

    Through its variable interest rate senior revolving and term loan products, Business Credit meets its customers' financing needs for working capital, growth, acquisition and other financing situations that are otherwise not met through bank or other unsecured financing alternatives. Business Credit typically structures financings on a fully secured basis, though, from time to time, it may look to a customer's cash flow to support a portion of the credit facility. Revolving and term loans are made on a variable interest rate basis based on published indexes, such as LIBOR or a prime rate of interest.

    Business is originated through direct calling efforts and intermediary and referral sources, as well as through sales and regional offices. Business Credit has focused on increasing the proportion of direct business origination to improve its ability to capture or retain refinancing opportunities and to enhance finance income. Business Credit has developed long-term relationships with selected finance companies, banks and other lenders and with many diversified referral sources.

STRUCTURED FINANCE SEGMENT

    Structured Finance had financing and leasing assets of $3.0 billion, comprising 8.5% of our total financing and leasing assets and 6.3% of managed assets at June 30, 2002. Structured Finance operates internationally through operations in the United States, Canada, and Europe. Structured Finance provides specialized investment banking services to the international corporate finance and institutional finance markets by providing asset-based financing for large ticket asset acquisitions and project financing and related advisory services to equipment manufacturers, corporate clients, regional airlines, governments and public sector agencies. Communications, transportation, and the power and utilities sectors are among the industries that Structured Finance serves.

    Structured Finance also serves as an origination conduit to its lending partners by seeking out and creating investment opportunities. Structured Finance has established relationships with insurance companies and institutional investors and can arrange financing opportunities that meet asset class, yield, duration and credit quality requirements. Accordingly, Structured Finance has considerable syndication and fee generation capacity.

    Structured Finance continues to arrange transaction financing and participate in merger and acquisition transactions and has venture capital equity investments, totaling $362.5 million at June 30, 2002, in emerging growth enterprises in selected industries, including information technology, communications, life science and consumer products, as well as investments in private equity funds. The portfolio composition is approximately 55% direct investments and 45% venture capital funds. We do not plan to invest in new venture capital funds or make additional direct investments beyond existing commitments.

    The following table sets forth the financing and leasing assets of Structured Finance at June 30, 2002, September 30, 2001 and December 31, 2000 and 1999 ($ in millions).

                                                                                   DECEMBER 31,
                                                     JUNE 30,   SEPTEMBER 30,   -------------------
STRUCTURED FINANCE                                     2002         2001          2000       1999
------------------                                     ----         ----          ----       ----
                                                           (SUCCESSOR)             (PREDECESSOR)
Finance receivables................................  $2,594.5     $2,777.1      $2,347.3   $1,933.9
Operating lease equipment, net.....................      61.8         52.6          58.8         --
Other -- Equity Investments........................     362.5        342.2         285.8      137.3
                                                     --------     --------      --------   --------
    Total financing and leasing assets.............  $3,018.8     $3,171.9      $2,691.9   $2,071.2
                                                     --------     --------      --------   --------
                                                     --------     --------      --------   --------

SECURITIZATION PROGRAM

    We fund most of our assets on balance sheet by accessing various sectors of the capital markets. In an effort to broaden funding sources and to provide an additional source of liquidity, we have in place an array of securitization programs to access both the public and private asset-backed securitization markets. Current products included in these programs include receivables and leases secured by equipment, consumer loans secured by recreational vehicles and residential real estate and accounts receivable of factoring clients. During the nine months ended June 30, 2002, we securitized $6.7 billion of financing and leasing assets. The balance of finance receivables securitized at June 30, 2002 was $12.0 billion or 25.1% of our total managed assets.

    Under a typical asset-backed securitization, we sell a 'pool' of secured loans or leases to a special-purpose entity, generally a trust. The special-purpose entity, in turn, typically issues certificates and/or notes that are collateralized by the pool and entitle the holders thereof to participate in certain pool cash flows. We retain the servicing of the securitized contracts, for which we earn a servicing fee. We also participate in certain 'residual' cash flows (cash flows after payment of principal and interest to certificate and/or note holders, servicing fees and other credit-related disbursements). At the date of securitization, we estimate the 'residual' cash flows to be received over the life of the securitization, record the present value of these cash flows as a retained interest in the securitization (retained interests can include bonds issued by the special-purpose entity, cash reserve accounts on deposit in the special-purpose entity or interest only receivables) and typically recognize a gain.

    In estimating residual cash flows and the value of the retained interests, we make a variety of financial assumptions, including pool credit losses, prepayment speeds and discount rates. These assumptions are supported by both our historical experience and anticipated trends relative to the particular products securitized. Subsequent to recording the retained interests, we review them quarterly for impairment based upon estimated fair values. These reviews are performed on a disaggregated basis. Fair values of retained interests are estimated utilizing current pool demographics, actual note/certificate outstandings, current and anticipated credit losses, prepayment speeds and discount rates. During the nine months ended June 30, 2002, we recorded securitization gains of $119.8 million on $6.7 billion of financing and leasing assets securitized. During the same period in 2001, we recorded securitization gains of $112.7 million on $3.6 billion of financing and leasing assets securitized. The increased securitization volume in 2002 reflects the increased use of securitizations during the current period following the disruption to our funding base. Our retained interests had a carrying value at June 30, 2002 of $1,350.2 million, including interests in equipment securitized assets of $1,141.5 million and consumer securitized assets of $208.7 million. Retained interests are subject to credit and prepayment risk. Our interests relating to commercial securitized assets are generally subject to lower prepayment risk because of the contractual terms of the underlying receivables. These assets are subject to the same credit granting and monitoring processes.

COMPETITION

    Our markets are highly competitive and are characterized by competitive factors that vary based upon product and geographic region. Competitors include captive and independent finance companies, commercial banks and thrift institutions, industrial banks, leasing companies, manufacturers and vendors with global reach. Substantial financial services networks with global reach have been formed by insurance companies and bank holding companies that compete with us. On a local level, community banks and smaller independent finance and mortgage companies are a competitive force. Some competitors have substantial local market positions. Many of our competitors are large companies that have substantial capital, technological and marketing resources. Some of these competitors are larger than us and may have access to capital at a lower cost than us. Competition has been enhanced in recent years by a strong economy and growing marketplace liquidity, although, during 2001, the economy slowed and marketplace liquidity tightened. The markets for most of our products are characterized by a large number of competitors, although there continues to be consolidation in the industry. However, with respect to some of our products, competition is more concentrated.

    We compete primarily on the basis of pricing, terms and structure. From time to time, our competitors seek to compete aggressively on the basis of these factors and we may lose market share to the extent we are unwilling to match competitor pricing and terms in order to maintain interest margins and/or credit standards.

    Other primary competitive factors include industry experience and client service and relationships. In addition, demand for our products with respect to certain industries will be affected by demand for such industry's services and products and by industry regulations.

REGULATION

    Our operations are subject, in certain instances, to supervision and regulation by state, federal and various foreign governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things,
(i) regulate credit granting activities, including establishing licensing requirements, if any, in applicable jurisdictions, (ii) establish maximum interest rates, finance charges and other charges, (iii) regulate customers' insurance coverages, (iv) require disclosures to customers, (v) govern secured transactions, (vi) set collection, foreclosure, repossession and claims handling procedures and other trade practices, (vii) prohibit discrimination in the extension of credit and administration of loans, and (viii) regulate the use and reporting of information related to a borrower's credit experience. In addition to the foregoing, CIT OnLine Bank, a Utah industrial loan corporation wholly owned by CIT, is subject to regulation and examination by the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions.

EMPLOYEES

    CIT employed approximately 5,935 people at June 30, 2002, of which approximately 4,495 were employed in the United States and 1,440 were outside the United States.

FACILITIES

    CIT conducts its operations in the United States, Canada, Europe, Latin America, Australia and the Asia-Pacific region. At June 30, 2002, CIT occupied approximately 2.6 million square feet of office space, substantially all of which was leased.


LEGAL PROCEEDINGS

    We are a defendant in various lawsuits arising in the ordinary course of our business. We aggressively manage our litigation and evaluate appropriate responses to our lawsuits in light of a number of factors, including the potential impact of the actions on the conduct of our operations. In the opinion of management, none of the pending matters is expected to have a material adverse effect on our financial condition, liquidity or results of operations. However, there can be no assurance that an adverse decision in one or more of such lawsuits will not have a material adverse effect.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges of CIT for each of the periods indicated.

                             NINE MONTHS
                           ENDED JUNE 30,        NINE MONTHS ENDED         YEARS ENDED DECEMBER 31,
                       -----------------------     SEPTEMBER 30,     -------------------------------------
                          2002         2001            2001          2000    1999    1998    1997    1996
                          ----         ----      -----------------   ----    ----    ----    ----    ----
                                    (COMBINED)      (COMBINED)
Ratios of Earnings to
  Fixed Charges            (1)        1.29x            1.37x         1.39x   1.45x   1.49x   1.51x   1.49x

    We have computed the ratios of earnings to fixed charges in accordance with requirements of the SEC's Regulation S-K. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, minority interest in a subsidiary trust holding solely debentures of CIT and one-third of rent expense which is deemed representative of an interest factor.

(1) Earnings were insufficient to cover fixed charges by $5,862.4 million in the nine months ended June 30, 2002. Earnings for the nine months ended June 30, 2002 included total non-cash, estimated goodwill impairment charges of $6,511.7 million in accordance with SFAS 142, 'Goodwill and Other Intangible Assets.' The ratio of earnings to fixed charges includes total fixed charges of $1,115.7 million and a loss before provision for income taxes of $5,862.4 million resulting in a total loss before provision for income taxes and fixed charges of ($4,746.7) million.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained in this prospectus and the documents incorporated by reference are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained herein that are not clearly historical in nature are forward-looking and the words 'anticipate,' 'believe,' 'expect,' 'estimate' and similar expressions are generally intended to identify forward-looking statements. Any forward-looking statements contained herein, in press releases, written statements or other documents filed with the SEC or in communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls, concerning our operations, economic performance and financial condition are subject to known and unknown risks, uncertainties and contingencies. Forward-looking statements are included, for example, in the discussions about:

     our liquidity risk management,

     our credit risk management,

     our asset/liability risk management,

     our capital, leverage and credit ratings,

     our operational and legal risks,

     how we may be affected by legal proceedings, and

     our relationship with Tyco following the separation.

    All forward-looking statements involve risks and uncertainties, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Also, forward-looking statements are based upon management's estimates of fair values and of future costs, using currently available information. Therefore, actual results may differ materially from those expressed or implied in those statements. Factors that could cause such differences include, but are not limited to:

     risks associated with transactions involving foreign currencies,

     continued weakness in the telecommunications industry,

     changes in our credit ratings,

     risks of economic slowdown, downturn or recession,

     industry cycles and trends,

     risks inherent in changes in market interest rates,

     funding opportunities and borrowing costs,

     changes in funding markets, including commercial paper, term debt and the asset-backed securitization markets,

     uncertainties associated with risk management, including credit, prepayment, asset/liability, interest rate and currency risks,

     adequacy of reserves for credit losses,

     risks associated with the value and recoverability of leased equipment and lease residual values,

     changes in regulations governing our business and operations or permissible activities,

     changes in competitive factors, and

     future acquisitions and dispositions of businesses or asset portfolios.

                                USE OF PROCEEDS

    We intend to use the net proceeds from the sale of any debt securities offered under this prospectus to provide additional working funds for us and our subsidiaries. Generally, we use the proceeds of our short-term borrowings primarily to originate and purchase receivables in the ordinary course of our business. We have not yet determined the amounts that we may use in connection with our business or that we may furnish to our subsidiaries. From time to time, we may also use the proceeds to finance the bulk purchase of receivables and/or the acquisition of other finance-related businesses.

                         DESCRIPTION OF DEBT SECURITIES

    The debt securities offered by this prospectus will be unsecured obligations of CIT and will be either senior debt or senior subordinated debt. Senior debt will be issued under a senior debt indenture. Senior subordinated debt will be issued under a senior subordinated debt indenture. The senior debt indenture and the senior subordinated debt indenture are sometimes referred to in this prospectus individually as an 'indenture' and collectively as the 'indentures.' We have filed forms of the global senior indenture and subordinated indenture as exhibits to the registration statement on Form S-3 (No. 333-98743) under the Securities Act of 1933, of which this prospectus is a part. The terms of the indentures are also governed by the applicable provisions of the Trust Indenture Act of 1939.

    The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from CIT or the applicable trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, these sections or defined terms are incorporated into this prospectus by reference and the statements in this prospectus are qualified by that reference.

GENERAL

    The indentures provide that any debt securities that we issue will be issued in fully registered form. We may issue the debt securities in one or more separate series of senior or senior subordinated securities. Debt securities in a particular series may have different maturities or different purchase prices. (See Section 2.01 of the indentures).

    The debt securities that we issue will constitute either 'superior indebtedness' or 'senior subordinated indebtedness,' as those terms are defined below. From time to time, we may issue senior debt securities or 'senior securities,' in one or more separate series of debt securities. We will issue each series of senior securities under separate indentures, each substantially in the form of a global senior indenture filed with the SEC. We will enter into each senior indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as a 'senior trustee.'

    From time to time, we may also issue senior subordinated debt securities as one or more separate series of debt securities. We will issue each series of senior subordinated securities under one or more separate indentures, each substantially in the form of a senior subordinated global indenture filed with the SEC. We will enter into each senior subordinated indenture with a banking institution organized under the laws of the United States or one of the states thereof. We refer to this banking institution as 'senior subordinated trustee.'

    Limitations on Indebtedness. The terms of the senior indentures do not limit the amount of debt securities or other unsecured superior indebtedness that we may issue. The terms of the senior indentures also do not limit the amount of subordinated debt, secured or unsecured, that we may issue. The terms of some of the senior subordinated indentures may limit the amount of debt securities or other unsecured senior subordinated indebtedness that we may issue or limit the amount of junior subordinated indebtedness that we may issue. For a description of these limitations, see 'Description of Debt Securities -- Restrictive Provisions and Covenants' on pages 17-18. At June 30, 2002, there was no senior subordinated indebtedness issued and outstanding. At June 30, 2002, under the most restrictive provisions of the senior subordinated indentures, we could issue up to approximately $4.5 billion of additional senior subordinated indebtedness.

    Original Issue Discount. Debt securities bearing no interest or a below market interest rate when issued are known as original issue discount securities. We will offer any original issue discount securities which we issue at a discount, which may be substantial, below their stated principal amount. You should refer to the prospectus supplement for a description of federal income tax consequences and other special considerations applicable to original issue discount securities.

    Particular Terms of Offered Debt Securities. You should refer to the prospectus supplement for a description of the particular terms of any debt securities that we offer for sale. The following are some of the terms of these debt securities that we will describe in the prospectus supplement:

     title, designation, total principal amount and authorized denominations;

     percentage of principal amount at which debt securities will be issued;

     maturity date or dates;

     interest rate or rates (which may be fixed or variable) per annum, the method of determining the interest rate or rates and any original issue discount;

     payment dates for interest and principal and the provisions for accrual of interest;

     provisions for any sinking, purchase or other comparable fund;

     any redemption terms;

     designation of the place where registered holders of debt securities may be paid or may transfer or redeem debt securities;

     designation of any foreign currency, including composite currencies, in which the debt securities may be issued or paid and any terms under which a holder of debt securities may elect to be paid in a different currency than the currency of the debt securities;

     any index that may be used to determine the amounts of principal, interest or any other payment due on the debt securities; and

     designation of the debt securities as senior securities or senior subordinated securities. (See Section 2.01 of the indentures).

    Payment. Unless otherwise specified in the prospectus supplement, we will make all payments due on debt securities, less any applicable withholding taxes, at the office of CIT or its agent maintained for this purpose in New York, New York. However, at our option, we may pay interest, less any applicable withholding taxes, by mailing a check to the address of the person entitled to the interest as their name and address appear on our register. (See
Section 2.04 of the indentures).

    Transfer of Debt Securities. A registered holder of debt securities or a properly authorized attorney of the holder, may transfer these debt securities at our office or our agent's office. The prospectus supplement will describe the location of these offices. We will not charge the holder a fee for any transfer or exchange of debt securities, but we may require the holder to pay a sum sufficient to cover any tax or other governmental charge in connection with a transfer or exchange. (See Section 2.06 of the indentures).

    Certain Defined Terms. 'Indebtedness' in the definition of the terms 'superior indebtedness,' 'senior subordinated indebtedness,' and 'junior subordinated indebtedness' means all obligations which in accordance with generally accepted accounting principles should be classified as liabilities on a balance sheet and in any event includes all debt and other similar monetary obligations, whether direct or guaranteed.

    'Superior indebtedness' means all of our indebtedness that is not by its terms subordinate or junior to any of our other indebtedness. The senior securities will constitute superior indebtedness.

    'Senior subordinated indebtedness' means all of our indebtedness that is subordinate only to superior indebtedness. The senior subordinated securities will constitute senior subordinated indebtedness.

    'Junior subordinated indebtedness' means all indebtedness of CIT that is subordinate to both superior indebtedness and senior subordinated indebtedness.

SENIOR SECURITIES

    The senior securities will be direct, unsecured obligations of CIT. Senior securities will constitute superior indebtedness issued with equal priority to the other superior indebtedness. At June 30, 2002, CIT Group Inc.'s consolidated unaudited balance sheet reflected approximately $24.1 billion of outstanding superior indebtedness.

    The senior securities will be senior to all senior subordinated indebtedness, including the senior subordinated securities. At June 30, 2002, CIT Group Inc.'s consolidated balance sheet reflected no outstanding senior subordinated indebtedness and no outstanding junior subordinated indebtedness.

SENIOR SUBORDINATED SECURITIES

    The senior subordinated securities will be direct, unsecured obligations of CIT. CIT will pay principal, premium, if any and interest on the senior subordinated securities only after the prior payment in full of all superior indebtedness of CIT, including the senior securities.

    In the event of any insolvency, bankruptcy or similar proceedings, the holders of superior indebtedness will be paid in full before any payment is made on the senior subordinated securities. An event of default under or acceleration of superior indebtedness does not in itself trigger the payment subordination provisions applicable to senior subordinated securities. However, if the senior subordinated securities are declared due and payable before maturity due to a default, the holders of the senior subordinated securities will be entitled to payment only after superior indebtedness is paid in full.

    Due to these subordination provisions, if we become insolvent, the holders of superior indebtedness may recover a higher percentage of their investment than the holders of the senior subordinated securities. We intend that any senior subordinated securities will be in all respects equal in right of payment with the other senior subordinated indebtedness, including CIT's outstanding senior subordinated securities. We also intend that all senior subordinated securities will be superior in right of payment to all junior subordinated indebtedness and to all outstanding capital stock.

RESTRICTIVE PROVISIONS AND COVENANTS

    Negative Pledge. Generally, the indentures do not limit the amount of other securities that we or our subsidiaries may issue. But each indenture contains a provision, the 'Negative Pledge,' that we will not pledge or otherwise subject to any lien any of our property or assets to secure indebtedness for money borrowed, incurred, issued, assumed or guaranteed by us, subject to certain exceptions. (See Section 6.04 of the indentures).

    Under the terms of the Negative Pledge, we are permitted to create the following liens:

     liens in favor of any of our subsidiaries;

     purchase money liens;

     liens existing at the time of any acquisition that we may make;

     liens in favor of the United States, any state or governmental agency or department to secure obligations under contracts or statutes;

     liens securing the performance of letters of credit, bids, tenders, sales contracts, purchase agreements, repurchase agreements, reverse repurchase agreements, bankers' acceptances, leases, surety and performance bonds and other similar obligations incurred in the ordinary course of business;

     liens upon any real property acquired or constructed by us primarily for use in the conduct of our business;

     arrangements providing for our leasing of assets, which we have sold or transferred with the intention that we will lease back these assets, if the lease obligations would not be included as liabilities on our consolidated balance sheet;

     liens to secure non-recourse debt in connection with our leveraged or single-investor or other lease transactions;

     consensual liens created in our ordinary course of business that secure indebtedness that would not be included in total liabilities as shown on our consolidated balance sheet;

     liens created by us in connection with any transaction that we intend to be a sale of our property or assets;

     liens on property or assets financed through tax-exempt municipal obligations;

     liens arising out of any extension, renewal or replacement, in whole or in part, of any financing permitted under the Negative Pledge, so long as the lien extends only to the property or assets, with improvements, that originally secured the lien; and

     liens that secure certain other indebtedness which, in an aggregate principal amount then outstanding, does not exceed 10% of our consolidated net worth.

(See Section 6.04 of the indentures for the provisions of the Negative Pledge).

    In addition, in the senior subordinated indentures, we have agreed not to permit:

     the aggregate amount of senior subordinated indebtedness outstanding at any time to exceed 100% of the aggregate amount of the par value of our capital stock plus our consolidated surplus (including retained earnings); or

     the aggregate amount of senior subordinated indebtedness and junior subordinated indebtedness outstanding at any time to exceed 150% of the aggregate amount of the par value of the capital stock plus our consolidated surplus (including retained earnings). Under the more restrictive of these tests, as of June 30, 2002, we could issue up to approximately $6.5 billion of additional senior subordinated indebtedness.

(See senior subordinated indenture Section 6.05).

    Restrictions on Mergers and Asset Sales. Subject to the provisions of the Negative Pledge, the indentures will not prevent us from consolidating or merging with any other corporation or selling our assets as or substantially as, an entirety. However, if we are not the surviving corporation in a merger, the surviving corporation must expressly assume our obligations under the indentures. Similarly, if we were to sell our assets as or substantially as, an entirety to another party, the purchaser must also assume our obligations under the indentures. (See Section 15.01 of the senior indenture, Section 16.01 of the senior subordinated indenture).

    The holders of at least a majority in principal amount of the outstanding debt securities of any series may waive compliance with the restrictions of the Negative Pledge. This waiver of compliance will bind all of the holders of that series of debt securities. (See Section 6.06 of the senior indenture, Section 6.07 of the senior subordinated indenture).

    Other than these restrictions, the indentures contain no additional provisions limiting our ability to enter into a highly leveraged transaction.

MODIFICATION OF INDENTURE

    Each indenture contains provisions permitting us and the trustee to amend, modify or supplement the indenture or any supplemental indenture as to any series of debt securities. Generally, these changes require the consent of the holders of at least 66 2/3% of the outstanding principal amount of each series of debt securities affected by the change.

    Unanimous consent of the holders of a series of debt securities is required for any of the following changes:

     extending the maturity of that series of debt security, reducing the rate, extending the time of payment of interest or reducing any other payment due under that series of debt security; or

     reducing the percentage of holders required to consent to any amendment or modification for purposes of that series of debt security.

    The rights, duties or immunities of the trustee cannot be modified without the consent of the trustee.

(See Section 14.02 of the indentures).

COMPUTATIONS FOR OUTSTANDING DEBT SECURITIES

    In computing whether the holders of the requisite principal amount of outstanding debt securities have taken action under an Indenture:

     for an original issue discount security, we will use the amount of the principal that would be due and payable as of that date, as if the maturity of the debt had been accelerated due to a default; or for a debt security denominated in a foreign currency or currencies, we will use the U.S. dollar equivalent of the outstanding principal amount as of that date, using the exchange rate in effect on the date of original issuance of the debt security.

(See Section 1.02 of the indentures).

EVENTS OF DEFAULT

    Each indenture defines an 'event of default' with respect to any series of debt securities. An event of default under an indenture is any one of the following events that occurs with respect to a series of debt securities:

     nonpayment for thirty days of any interest when due;

     nonpayment of any principal or premium, if any, when due;

     nonpayment of any sinking fund installment when due;

     failure, after thirty days' appropriate notice, to perform any other covenant in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities);

     certain events in bankruptcy, insolvency or reorganization;

     nonpayment of interest on our indebtedness, including guaranteed indebtedness (other than indebtedness that is subordinate) or nonpayment of any principal on any of our indebtedness, in an aggregate amount exceeding $25 million, as a result of which such indebtedness shall have been accelerated and such acceleration shall not have been annulled or rescinded within thirty days after written notice thereof; or

     any other event of default included in any indenture or supplemental indenture.

(See Section 7.01 of the indentures).

    The trustee may withhold notice of any default (except in the payment of principal of, premium, if any or interest, if any, on any series of debt securities) if the trustee considers that withholding notice is in the interests of the holders of that series of debt securities. (See Section 11.03 of the indentures).

    Generally, each indenture provides that upon an event of default, the trustee or the holders of not less than 25% in principal amount of any series of debt securities then outstanding may declare the principal of all debt securities of that series to be due and payable. (See Section 7.02 of the indentures).

    You should refer to the prospectus supplement for any original issue discount securities for disclosure of the particular provisions relating to acceleration of the maturity of indebtedness upon the occurrence of an event of default.

    Within 120 days after the close of each fiscal year, we are required to file with each trustee a statement, signed by specified officers, stating whether or not the specified officers have knowledge of any default and, if so, specifying each default, the nature of the default and what action, if any, has been taken to cure the default. (See Section 6.05 of the senior indenture, Section 6.06 of the senior subordinated indenture).

    Except in cases of default and acceleration, the trustee is not under any obligation to exercise any of its rights or powers under an indenture at the request of holders of debt securities, unless these holders offer the trustee a reasonable indemnity. (See Section 11.01 of the indentures). As long as the trustee has this indemnity, the holders of a majority in principal amount of any series of debt securities outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or of exercising any trust or power conferred upon the trustee. (See
Section 7.08 of the indentures).

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

    We may, at any time, satisfy our obligations with respect to payments on any series of debt securities by irrevocably depositing in trust with the trustee cash or Government Obligations, as defined in the indenture or a combination thereof sufficient to make payments on the debt securities when due. If we make this deposit in a sufficient amount, properly verified, then we would discharge all of our obligations with respect to that series of debt securities and the indenture insofar as it relates to that series of debt securities, except as otherwise provided in the indenture. In the event of this defeasance, holders of that series of debt securities would be able to look only to the trust fund for payment on that series of debt securities until the date of maturity or redemption. Our ability to defease debt securities of any series using this trust fund is subject to certain tax, legal and stock exchange requirements. (See Sections 12.01, 12.02 and 12.03 of the indentures).

INFORMATION CONCERNING THE TRUSTEES

    We may periodically borrow funds from any of the trustees. We and our subsidiaries may maintain deposit accounts and conduct other banking transactions with any of the trustees. A trustee under a senior indenture or a senior subordinated indenture may act as trustee under any of CIT's other indentures.

                              PLAN OF DISTRIBUTION

    We may sell the debt securities being offered hereby:

     directly to purchasers;

     through agents;

     to dealers; or

     through an underwriter or a group of underwriters.

    We may directly solicit offers to purchase debt securities. We may also solicit offers through our agents. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Under our agreements with agents, we may indemnify agents against certain civil liabilities, including liabilities under the Securities Act of 1933.

    We may also sell debt securities through a dealer as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale. Under our agreements with dealers, we may indemnify dealers against certain civil liabilities, including liabilities under the Securities Act.

    We may also use one or more underwriters to sell debt securities. Under our agreements with underwriters, we may indemnify underwriters against certain liabilities, including liabilities under the Securities Act. The names of the underwriters and the terms of the debt securities will be set forth in the prospectus supplement. When reselling debt securities to the public, the underwriters will deliver the prospectus supplement and this prospectus to purchasers of debt securities, as required by applicable law.

    The underwriters, dealers, and agents may be deemed to be underwriters under the Securities Act. Any discounts, commissions, or concessions that they receive from us or any profit they make on the resale of debt securities may be deemed to be underwriting discounts and commissions under the Securities Act. We will disclose in the prospectus supplement any person who may be deemed to be an underwriter and any compensation that we have paid to any underwriter. We may have various other commercial relationships with our underwriters, dealers, and agents.

    If disclosed in the prospectus supplement, we may authorize underwriters and agents to solicit offers by certain institutions to purchase offered debt securities from us at the public offering price set forth in the prospectus supplement pursuant to contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and unless we otherwise agree the aggregate principal amount of offered debt securities sold pursuant to contracts will be not less nor more than, the amounts stated in the prospectus supplement. We may authorize underwriters and agents to enter into contracts with institutions including commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, all subject to our approval. Contracts will not be subject to any conditions except that any purchase of debt securities by an institution pursuant to a contract must be permitted under applicable laws. We will disclose in the prospectus supplement any commission that we pay to underwriters and agents who sell debt securities pursuant to contracts. Underwriters and agents will have no responsibility in respect of the delivery or performance of contracts.

    The place and time of delivery for the debt securities will be set forth in the prospectus supplement.

                                    EXPERTS

    The consolidated balance sheet of CIT Group Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the periods from January 1, 2001 to June 1, 2001 and June 2, 2001 to September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus forms a part, have been so incorporated by reference in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet as of December 31, 2000, and the related consolidated statements of income, changes in shareholders' equity and cash flows of The CIT Group, Inc. and subsidiaries for each of the years in the two-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement of which this prospectus forms a part, in reliance on the report of KPMG LLP, independent accountants, also incorporated by reference herein, and upon the authority of KPMG LLP as experts in accounting and auditing.

    The stand-alone balance sheet of CIT Group Inc. (Del) as of September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus forms a part, has been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of Tyco Capital Holding, Inc. as of September 30, 2001, and the related consolidated statements of income, changes in shareholder's equity and cash flows for the period from October 13, 2000 (date of inception) to September 30, 2001, incorporated by reference herein and in the registration statement of which this prospectus forms a part, have been so incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

    The validity of the debt securities offered will be passed upon for us by Schulte Roth & Zabel LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a Registration Statement on Form S-3 to register the debt securities being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about us and the securities offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document that CIT files at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Certain of our securities are listed on the New York Stock Exchange and reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005. You can also obtain more information about us by visiting our web site at http://www.cit.com.

    The SEC allows us to 'incorporate by reference' the information we file with the SEC and information our predecessors filed in the past with the SEC, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes older information.

We are incorporating by reference into this prospectus the following documents previously filed with the SEC:

    1. CIT Group Inc. (Nevada)'s Transition Report on Form 10-K for the transition period ended September 30, 2001;

    2. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q for the quarter ended December 31, 2001;

    3. CIT Group Inc. (Nevada)'s Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended March 31, 2002;

    4. CIT Group Inc. (Nevada)'s Current Reports on Form 8-K filed January 17, 2002, January 24, 2002, February 7, 2002, February 22, 2002 and April 26, 2002;

    5. Our Quarterly Report on Form 10-Q and 10-Q/A for the quarter ended June 30, 2002; and

    6. Our Current Reports on Form 8-K filed July 10, 2002, July 15, 2002 and July 25, 2002.

    Until we have sold all of the debt securities that we are offering for sale under this prospectus, we also incorporate by reference all documents that we will file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

    We will provide without charge to each person who receives a prospectus, including any beneficial owner, a copy of the information that has been incorporated by reference in this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to Glenn Votek, Executive Vice President and Treasurer, CIT Group Inc., 1 CIT Drive, Livingston, New Jersey 07039, telephone (973) 740-5000.

    You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. CIT has not authorized anyone to provide you with different information. CIT is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

                        REGISTERED OFFICE OF THE ISSUER

                                 CIT Group Inc.
                          1211 Avenue of the Americas
                            New York, New York 10036

                             AUDITORS OF THE ISSUER

                           PricewaterhouseCoopers LLP
                          1177 Avenue of the Americas
                            New York, New York 10019

                    TRUSTEES, PAYING AGENTS, AND REGISTRARS

                              The Bank of New York
                               101 Barclay Street
                            New York, New York 10286

                          Bank One Trust Company, N.A.
                         One Bank One Plaza, Suite 0286
                          Chicago, Illinois 60670-0286

                              LONDON PAYING AGENT

                           Bank One NA, London Branch
                              27 Leadenhall Street
                                London EC3A 1AA

                                 LEGAL ADVISERS

                To the Issuer                      To the Agents as to United States law

           Robert J. Ingato, Esq.                       Wilmer, Cutler & Pickering
         1211 Avenue of the Americas                        2445 M Street, N.W.
          New York, New York 10036                        Washington, D.C. 20037

              To the Issuer as to United States law and United States tax law

                                  Schulte Roth & Zabel LLP
                                      919 Third Avenue
                                  New York, New York 10022

LUXEMBOURG LISTING AGENT, LUXEMBOURG PAYING AGENT, AND LUXEMBOURG TRANSFER AGENT

               BNP PARIBAS SECURITIES SERVICES, LUXEMBOURG BRANCH
                          23, Avenue de la Porte Neuve
                               L-2085, Luxembourg

                              U.S. $11,478,000,000

                                 CIT GROUP INC.
                          1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036

                        GLOBAL MEDIUM-TERM NOTE PROGRAM
                              DUE 9 MONTHS OR MORE
                               FROM DATE OF ISSUE

                            ------------------------
                             PROSPECTUS SUPPLEMENT
                               SEPTEMBER 13, 2002
                            ------------------------

                                LEHMAN BROTHERS
                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                                    JPMORGAN
                              SALOMON SMITH BARNEY
                                  UBS WARBURG




                            STATEMENT OF DIFFERENCES
                            ------------------------

The Euro sign shall be expressed as....................................... 'E'